As filed with the Securities and Exchange Commission on August 26, 2019  Registration No. 333-230070

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Live Inc.

(Exact name of registrant as specified in its charter)

California	7370	81-4128534
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

315 Montgomery Street, 9th Floor

San Francisco, CA 94104

Telephone 480 902 3062

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith Wong

Chief Executive Officer

315 Montgomery Street, 9th Floor

San Francisco, CA 94104

Telephone 480-902-3062

 (Name, address, including zip code, and telephone number, including area code, of agent of service)

 Copies of communications to:

Daniel H. Luciano, Esq.

242A West Valley Brook Road

Califon, New Jersey 07830

Telephone.: 908-832-5546

From time to time after the effective date of this Registration Statement

 (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share 1	Proposed Maximum Aggregate Offering Price 1	Amount of Registration Fee
Common stock, $0.0001 par value per share	739,645 shares	$ 3.38	$ 2,500,000	$303.00

1 Estimated solely for purposed of calculating the registration fee under Rule 457(a) and (o) of the Securities Act. This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock split, stock dividend, anti-dilution provisions or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING, PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED August __, 2019

739,645 SHARES

COMMON STOCK

LIVE INC.

Live Inc. (“Company,” “we,” or “our”) is offering for sale a maximum of 739,645 shares of its common stock at a fixed price of $3.38 per share. This is the initial offering of public stock for the Company.

There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self- underwritten, best efforts basis, which means our President and Chief Executive Officer, Mr. Keith Wong, will attempt to sell the shares. This prospectus will permit our president and chief executive officer to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares he may sell. Mr. Wong will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The intended methods of communication include, without limitations, telephone and personal contact. For more information, see the section of this prospectus entitled "Plan of Distribution".

The proceeds from the sale of the shares in this offering will be payable to the Company. All subscribed funds will be held in a noninterest-bearing account pending the completion of the offering of which there is no minimum number of shares that must be sold. The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or rescission right). For more information, see the section of this prospectus entitled "Plan of Distribution".

Since our inception on September 6, 2016, we have generated $24,985 of revenues, and have a working capital deficit of $681,100 and an accumulated deficit of $1,161,670 as of June 30, 2019. We have a limited operating history and limited working capital. Our future growth in dependent upon achieving sales growth, management of operating expenses and our ability to obtain the necessary financing to fund our web-site developments.

Because this offering is self-underwritten and there is no minimum amount of shares that must be sold, the Company may lose money from this offering if the proposed proceeds of this offering are substantially less than the estimated costs of this offering. There is currently no public or established market for our shares. Consequently, our shareholders will not be able to sell their shares in any organized market place and may be limited to selling their shares privately. Accordingly, an investment in our Company is an illiquid investment.

 Since there is no minimum amount of shares that must be sold by the company, we may receive no proceeds or very minimal proceeds from the offering and potential investors may end up holding shares in a company that:

-	Has not received enough proceeds from the offering to fully commence operations; and

-	Has no market for its shares.

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THIS INVESTMENT INVOLVES A HIGH DEGREE	Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company
OF RISK. YOU SHOULD PURCHASE ONLY IF YOU
CAN AFFORD A COMPLETE LOSS OF YOUR
INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7

Per Share	1	$3.38	$0.00	$13.38
10% of shares are sold	73,965	250,000	$0.00	250,000
50% of shares are sold	369,823	1,250,000	$0.00	1,250,000
75% of shares are sold	554,733	1,870,500	$0.00	1,870,500
Maximum Offering	739,645	$2,500,000	$0.00	$2,500,000

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 10.

 The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

We are selling the shares without an underwriter and may not be able to sell all or any of the shares offered herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is August __, 2019.

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 PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors” beginning on page 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

The Company

Live Inc. (“Company,” “our” or “we”) was formed on September 6, 2016 under the laws of the State of California under the name of Taluhu Inc. We changed our name to Live Inc. on October 3, 2016. We are a cloud based internet company in the business of cloud based platforms in entertainment broadcasting, job search, and discount market. We plan to operate three separate platforms and websites, a job search platform limited to the Philippines, followed by a discount market, and entertainment platforms.

For our job platform, www.Trabahanap.com, we will bring the employers and job hunters together to hire employees and to find jobs. This platform has been developed by the Company and will be marketed by our Philippine partner, ABS-CBN, a large national TV network in the Philippines. It was launched in the Philippines during June 2019.

For our discount market platform, www.ManagerSpecial.com, we will provide a discount market place for the sellers and buyers to find one another for specialized products. Primarily, ManagerSpecial.com will help sellers move products and services that have a limited useful life, such as bakery goods, produce, hotel rooms, and anything thing that has a short expiration date. Sellers usually offer deep discounts to buyers to move their excess inventories. Instead of letting the inventories become worthless after a certain time, we help the sellers turn a total loss to a partial gain. We also help the buyers purchase quality products at a deep discount. We plan to launch ManagerSpecial.com in Arizona during October 2019.

For our entertainment broadcasting platform, www.Talguu.com, each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. The content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee or on a gratuity basis. We will receive an agreed percentage of the fees. This platform will be launched in November 2020.

The contents of our websites, www.Talguu.com, www.Trabahanap.com, and www.ManagerSpecial.com are not included in this Registration Statement and are not part of this Prospectus.

Our offices are located at 315 Montgomery Street, 9th Floor, San Francisco, California 94104. Our telephone number is 480.902.3062.

We are a development stage company. For the six months ended June 30, 2019, we have generated no revenues and had an operating loss of $206,388 and as of June 30, 2019, we have a working capital deficit of $681,100. We will need funds from this Offering to continue our existing operation as well as to implement our Plan of Operations (See “Management's Discussion And Analysis Or Plan Of Operation”). For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing, including the equity funding sought in this prospectus.

The Offering

We are offering for sale a maximum of 739,645 shares of common stock at a fixed price of $3.38 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, best efforts basis, which means our president and chief executive officer, Mr. Wong, will attempt to sell the shares himself. This prospectus will permit our president and chief executive officer to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares he may sell. Mr. Wong will sell the shares himself and intends to offer them to friends, family members and business acquaintances. In offering the

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securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934 (the "Exchange Act"). The intended methods of communication include, without limitation, telephone and personal contacts.

Since there is no minimum amount of shares that must be sold by the Company, you may receive no proceeds or very minimal proceeds from the offering and potential investors may end up holding shares in a company that:

-	Has not received enough proceeds from the offering to fully commence operations; and

-	Has no market for its shares.

The proceeds from the sale of the shares in this offering will be payable to the Company. All subscription agreements and checks are irrevocable and should be delivered to the Company at the address provided in the Subscription Agreement (see Exhibit 99.1).

All subscription funds will be held in a noninterest-bearing account subject to the completion of the offering. The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or rescission right).

Shares of common stock offered by us	A maximum of 739,645 shares. There is no minimum number of shares that must be sold by us for the offering to close.

Use of Proceeds

We will receive all of the funds from the Offering. If 739,645 shares of common stock are sold in the Offering, we will receive total gross proceeds of $2,500,000. We will use the proceeds from the offering to pay offering costs and other general expenses, as well as fund the development of the Company’s operations. The total estimated costs of the offering ($55,000) may exceed the amount of offering proceeds.

Termination of the offering

The offering will conclude when all 739,645 shares of common stock have been sold or 180 days after this registration statement becomes effective with the Securities and Exchange Commission, whichever is the first to occur. However, we may at our discretion extend the offering for an additional 180 days.

Risk Factors	The purchase of our common stock involves a high degree of risk. Please refer to the sections entitled “Risk Factors” and “Dilution” before making an investment in this stock.

Trading

None.  While we plan to find a market maker to file a Rule 211 application with the Financial Industry Regulatory Authority market (“FINRA”) in order to apply for the inclusion of our common stock in QB tier of OTC Markets, such efforts may not be successful and our shares may never be quoted and owners of our common stock may not have a market in which to sell the shares. Also, no estimate may be given as to the time that this application process will require. Even if our common stock is quoted or granted a listing, a market for the common shares may not develop.

We will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers approximately 30 days after the close of the offering or as soon thereafter as practicable.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings, if any, or net worth.

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We qualify as an "emerging growth company" within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

We will continue to qualify as an emerging growth company until the earliest to occur of (1) the last day of the fiscal year during which we had total annual gross revenues of at least $1 billion (as indexed for inflation), (2) the last day of the fiscal year following the fifth anniversary of the date of our initial public offering under this prospectus, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt and (4) the date on which we are deemed to be a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Under U.S. federal securities legislation, our common stock is known as a "penny stock". Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor's account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SUMMARY FINANCIAL DATA

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary balance sheet and statement of operations for the fiscal years ended December 31, 2018 and 2017, respectively, and the balance sheet for the six months ending on June 30, 2018 and December 31, 2018 and the statement of operations for six month periods ended June 30, 2019 and 2018, respectively, are derived from the financial statements of Live, Inc., a California corporation, included elsewhere in this prospectus. These financials include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

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Balance Sheet

	June 30, 2019	December 31, 2018
	(Unaudited)	(Audited)
Cash	$367,411	$256,407
Total Assets	388,216	257,426
Liabilities	1,051,316	791,189
Total Stockholders’ Deficit	(663,100)	(533,763)

Statement of Operations

	Six Month Period Ended June 30, 2019	Six Month Period Ended June 30, 2018
	(Unaudited)	(Unaudited)
Revenue	$ nil	$14,111
Net Profit/(Loss)	(145,121)	(216,360)

Balance Sheet

	December 31, 2018	December 31, 2017
	(Audited)	(Audited-Restated)
Cash	$256,407	$306,137
Total Assets	257,426	306,137
Liabilities	791,189	869,749
Total Stockholders’ Deficit	(533,763)	(563,612)

Statement of Operations

	Year Ended December 31, 2018		Year Ended December 31, 2017
	(Audited)		(Audited-Restated)
Revenues	$29,845	$	nil
Net Loss	(18,954)		(578,589)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our”, “us”, or “Live Inc.” refer to the Company and its subsidiaries and not to the selling stockholders.

RISKS RELATED TO OUR FINANCIAL CONDITION

THERE IS SUBSTANTIAL DOUBT ABOUT THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN. The report of Michael Gillespie and Associates PLLC, our independent registered public accounting firm, with respect to our financial statements at December 31, 2018 contains an explanatory paragraph as to our potential inability to continue as a going concern.  As a result, this may adversely affect our ability to obtain new financing on reasonable terms or at all. Investors may be investing in a company that will not have the funds necessary to continue to deploy its business strategies.

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WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY. We were incorporated in California on September 6, 2016. We have limited financial resources and have not started generating revenues. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

FAILURE TO RAISE ADDITIONAL CAPITAL TO FUND FUTURE OPERATIONS COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS. As reflected on our balance sheet as of December 31, 2018 contained herein, we have total current assets of $257,426 and total current liabilities of $791,189. We will require additional financing in order to maintain its corporate existence and to implement its business plans and strategy. The timing and amount of our capital requirements will depend on several factors, including our initial operational results with respect to user acceptance of our three platforms, the need for other expenditures, and competitive pressures. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our then-existing stockholders will likely be reduced significantly. We cannot make assurances that any financing will be available on terms favorable to us or at all. If adequate funds are not available on acceptable terms, our ability to fund our business strategy, ongoing operations, take advantage of unanticipated opportunities, or otherwise respond to competitive pressures could be significantly limited. Our business, financial condition and results of operations will be harmed by such limitations.

RISKS RELATED TO OUR BUSINESS

LACK OF COMMERCIAL ACCEPTABILITY. We launched our Philippines job search platform, www.Trabahanap.com, in June 2019, and we intend to launch our ManagerSpecial.com platform in October 2019, and our internet based broadcasting platform, www.Talguu.com, in November 2020. To date, across all three platforms, we have a limited or non-existent user base, limited content providers and limited or no indications of commercial acceptability. While we believe that our platforms will be commercially received, we cannot predict if our products will be a commercial success.

WE HAVE NO OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS. Our business has had no material operations to date. Consequently, evaluating an investment in us and predicting our future results based upon our past performance is not possible, particularly with respect to our ability to develop our products and services, to generate and sustain a revenue base sufficient to cover operating expenses or to achieve profitability. We face many of the risks and uncertainties encountered by early stage companies, and our future operating results may differ from what we expect due to many factors, including: (i) slower than expected growth; (ii) the uncertain adoption by consumers of the services that we intend to provide; and (iii) potential competition from other service providers.

OUR THREE PLATFORMS COULD FAIL TO ATTRACT OR RETAIN USERS OR GENERATE REVENUE. For our job search platform, we will need to attract enough employers willing to use our platform in the Philippines and, in particular, to pay for our platform. For our ManagerSpecial platform, we need to convince enough sellers to offer their discount products to our buyers and our ability to attract enough buyers. For our internet livecasting platform, our success will depend not only on our ability to attract and engage our livecasting users and to monetize these users; we also need to attract and migrate the users from ManagerSpecial to try out livecasting channels. In part, this will depend on our ability to attract independent content providers that produce content that will attract users willing to pay for such content.  We may not be successful in our efforts to generate meaningful revenue from our three platforms over the long term. If we fail to engage users, marketers, or employers, or if we are unsuccessful in our monetization efforts, we may fail to attract or retain users or to generate enough revenue, operating margin, or other value to justify our investments, and our business may fail.

OUR COMPANY CANNOT PREDICT IF IT CAN ACHIEVE PROFITABLE OPERATIONS. The Company has only had limited operations to date and requires significant additional financing to reach its projected milestones, which includes further product development relating to the launch of our internet broadcasting platform, product marketing to attract users and general overhead expenditures. While the Company considers its business to be highly prospective, nonetheless it may be difficult for the Company to

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attract funding necessary to reach its projected milestones. Moreover, even if it achieves its projected milestones, the Company cannot predict whether it will reach profitable operations.

OUR BUSINESS IS HIGHLY COMPETITIVE. COMPETITION PRESENTS AN ONGOING THREAT TO THE SUCCESS OF OUR BUSINESS. We face significant competition in every aspect of our business, including from companies that provide job search or placement capabilities, web based content similar to what we plan on offering and websites offering discount products and services. We compete with companies that offer full-featured products that replicate the range of content and related capabilities we provide. We also compete with companies that develop applications, particularly mobile applications, that provide social or other communications functionality, such as messaging, photo- and video-sharing, and micro-blogging, and companies that provide web- and mobile-based information and entertainment products and services that are designed to engage users and capture time spent online and on mobile devices. In addition, we face competition from traditional, online, and mobile businesses that provide media for marketers to reach their audiences and/or develop tools and systems for managing and optimizing advertising campaigns.

Most, if not all, of our current and potential competitors may have significantly greater resources or better competitive positions in certain product segments, geographic regions or user demographics than we do. These factors may allow our competitors to respond more effectively than us to new or emerging technologies and changes in market conditions.

Our competitors may develop products, features, or services that are like ours or that achieve greater acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Certain competitors could use strong or dominant positions in one or more markets to gain competitive advantage against us in our target market or markets.  As a result, our competitors may acquire and engage users or generate revenue at the expense of our own efforts, which may negatively affect our business and financial results.

We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:

●	the popularity, usefulness, ease of use, performance, and reliability of our products and content compared to our competitors' products;
●	the size and composition of our user base;
●	the engagement of our users with our products and competing products;
●	the timing and market acceptance of products, including developments and enhancements to our or our competitors' products;
●	our ability to monetize our products;
●	our customer service and support efforts;
●	acquisitions or consolidation within our industry, which may result in more formidable competitors;
●	our ability to cost-effectively manage and grow our operations;
●	our reputation and brand strength relative to those of our competitors; and
●	our management’s ability to manage a start-up enterprise.

OUR COSTS ARE CONTINUING TO GROW, WHICH COULD HARM OUR BUSINESS AND PROFITABILITY. Operating our business will be costly and we expect our expenses to continue to increase in the future as we expand our broadcast channels and the broadcast hours per channel. We expect to continue to use cloud based servers, recruit users and content producers and employ other efforts to operate and expand our business around the world, including in countries and/or projects where we may not have a clear path to monetization.  In addition, we intend to increase marketing, sales, and other operating expenses to grow our operations and to remain competitive. Increases in our costs may adversely affect our business and profitability. Our expenses are expected to grow faster than our revenue in the near term and may be greater than we anticipate, and our investments may not be successful.

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WE DEPEND ON OUR TWO OFFICERS AND THE LOSS OF THEIR SERVICES WOULD FORCE US TO EXPEND TIME AND RESOURCES IN PURSUIT OF REPLACEMENTS WHICH COULD ADVERSELY AFFECT OUR BUSINESS. We consider our two officers to be essential to the success of the business. Currently, they are subject to written consulting agreements which allows them to terminate their agreement at any time. One of our officers are only working part time. Although they have not indicated any intention of leaving the Company, the loss of either officer, in particular Mr. Wong, could have a negative impact on our ability to fulfill our business plan and achieve profitable operations.

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS. We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect these costs to approximate at between $18,000 to $50,000 per year, consisting of legal, accounting, EDGAR conversion and transfer agent fees. We expect all these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We may not be able to cover these costs from our operations and may need to raise or borrow additional funds. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

OUR OFFICERS AND DIRECTORS BENEFICIALLY OWN A SIGNIFICANT AMOUNT OF THE OUTSTANDING COMMON STOCK AS OF THE DATE OF THIS FILING AND COULD TAKE ACTIONS DETRIMENTAL TO YOUR INVESTMENT FOR WHICH YOU WOULD HAVE NO REMEDY. Our officers and directors beneficially own approximately 98% of the outstanding common stock as of the date of this filing. They will continue to have the ability to substantially influence the management, policies, and business operations. In addition, the rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Because of the shareholdings of the officers and directors as well as their management control, such officer and director may cause the company to engage in business combinations without seeking shareholder approval.

OUR OFFICERS AND DIRECTORS INTEND TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS. HOWEVER, WE MAY HAVE CONFLICTS OF INTERESTS IN ALLOCATING HIS TIME BETWEEN OUR COMPANY AND THOSE OF OTHER BUSINESSES AND DETERMINING TO WHICH ENTITY A PARTICULAR BUSINESS OPPORTUNITY SHOULD BE PRESENTED WHICH MAY NOT BE SUFFICIENT TO SUCCESSFULLY DEVELOP OUR BUSINESS. Our officers and directors have business interests apart from the Company. While we do not face direct competition with respect to their current business interests, we do face competition in the amount of time that each officer intends to devote to our business. Currently, they each devote a sufficient amount of time to the affairs of the Company. However, the amount of time which they may actually devote to our business may not be sufficient to fully develop our business.

WE COULD EXPERIENCE UNFORESEEN DIFFICULTIES IN BUILDING AND OPERATING KEY PORTIONS OF OUR TECHNICAL INFRASTRUCTURE. We have designed and built our own application programs and key portions of our platforms through which we provide our services, and we plan to continue to significantly expand the size of our infrastructure primarily through cloud servers and software development. The infrastructure expansion we are undertaking is complex, and unanticipated delays in the completion of these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our products. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully utilize the underlying equipment, that could further degrade the user experience or increase our costs.

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OUR PRODUCTS AND INTERNAL SYSTEMS RELY ON SOFTWARE THAT IS HIGHLY TECHNICAL, AND IF IT CONTAINS UNDETECTED ERRORS, OUR BUSINESS COULD BE ADVERSELY AFFECTED. Our services and internal systems rely on software, including software developed or maintained internally and/or by third parties that is highly technical and complex. In addition, our products and internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for users and marketers who use our products, delay product introductions or enhancements, result in measurement or billing errors, or compromise our ability to protect the data of our users and/or our intellectual property. Any errors, bugs, or defects discovered in the software on which we rely could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

In addition, our software and cloud based software, our cloud hosting companies, our data centers, our hardware and our own inhouse staff or contractors may cause or be subject to, unfriendly intrusions, sabotages, or viruses to our systems. Any of these events can result in minor or major harms to our Company. We have instituted passwords and hierarchical access protocols to safe guard our digital assets. There is no guarantee these measures would always succeed.

POTENTIAL DATA BREACHES. If we are successful, our services will generate and process a large quantity of personal data of user, including credit card and other financial information. We face risks inherent in handling large volumes of data and in protecting the security of such data. In particular, we face a number of challenges relating to the user data, including:

•	protecting the data in and hosted on our system, including against hacking on our system by outside parties or our employees;
•	addressing concerns related to privacy and sharing, safety, security and others;
•	complying with applicable laws, rules and regulations relating to the collection, use, disclosure of personal information, including any requests from regulatory and government authorities relating to such data;
•	Any systems failure, whether or not caused by us, or security breach or lapse that results in the release of user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

As we expand our operations, we may be subject to these laws in other jurisdictions where our customers and other participants are located. The laws, rules and regulations of other jurisdictions may impose more stringent or conflicting requirements and penalties than those in the United States and Philippines, compliance with which could require significant resources and costs. Our privacy policies and practices concerning the collection, use and disclosure of user data will be posted on our websites. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any regulatory requirements or privacy protection-related laws, rules and regulations could result in proceedings or actions against us by authorities or others. These proceedings or actions may subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and severely disrupt our business. In addition, we may be subject to litigation resulting from any data breaches, which likewise will severely disrupt our business.

PROBLEMS WITH CONTENT DELIVERY SERVICES, BANDWIDTH PROVIDERS, DATA CENTERS OR OTHER THIRD PARTIES COULD HARM OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. Our business relies significantly on third-party vendors, such as data centers, content delivery services and bandwidth providers. If any third-party vendor fails to provide their services or if their services are no longer available to us for any reason and we are not immediately able to find replacement providers, our business, financial conditions or results of operations could be materially adversely affected.

Additionally, any disruption in network access or related services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business operations. If our service is disrupted, we may lose revenues due to our inability to provide services to our franchised learning centers and we may be obligated to compensate these franchisees for their loss. Our reputation also may suffer in the event of a disruption. Any financial or other difficulties our providers face may negatively impact our business and we are unable to predict the nature and extent of any such impact. We exercise very little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and

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information services could negatively impact our relationships with our franchisees and materially adversely affect our brand reputation and our business, financial condition or results of operations and expose us to liabilities to third parties.

WE EXPECT OUR QUARTERLY RESULTS TO FLUCTUATE WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE. We expect that our quarterly results will fluctuate significantly. We believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet securities analysts' or your expectations, the price of our common stock could decrease.

IF OUR COSTS AND EXPENSES ARE GREATER THAN ANTICIPATED AND WE ARE UNABLE TO RAISE ADDITIONAL WORKING CAPITAL, WE MAY BE UNABLE TO FULLY FUND OUR OPERATIONS AND TO OTHERWISE EXECUTE OUR BUSINESS PLAN. Our currently available working capital will be sufficient to continue our existing operations through June 2020. Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, the depletion of our working capital would be accelerated. To the extent it becomes necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or equity securities (including funds from this Offering), funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

IF WE REQUIRE ADDITIONAL CAPITAL AND EVEN IF WE ARE ABLE TO RAISE ADDITIONAL FINANCING, WE MIGHT NOT BE ABLE TO OBTAIN IT ON TERMS THAT ARE NOT UNDULY EXPENSIVE OR BURDENSOME TO THE COMPANY OR DISADVANTAGEOUS TO OUR EXISTING SHAREHOLDERS. If we require additional capital and even if we are able to raise additional cash or working capital through the public or private sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or short-term loans, or the satisfaction of indebtedness without any cash outlay through the private issuance of debt or equity securities, the terms of such transactions may be unduly expensive or burdensome to the Company or disadvantageous to our existing shareholders. For example, we may be forced to sell or issue our securities at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting or veto, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features; the issuance of warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; and the grant of registration rights with significant penalties for the failure to quickly register. If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO RETAIN AND ATTRACT KEY PERSONNEL.

Many of our management personnel have worked for us for less than one year. Our efficiency may be limited while these employees and future employees are being integrated into our operations. In addition, we may be unable to find and hire additional qualified management and professional personnel to help lead us.

Our expenses will increase as we build an infrastructure to implement our business model. For example, we expect to hire additional employees, expand information technology systems and lease more space for our corporate offices to the extent we have capital available. Due to our current limited capital, we initially intend to offer independent contractor arrangements. If any of these and other expenses are not accompanied by increased revenue, our operating losses will be greater than we anticipate.

A SIGNIFICANT OR PROLONGED ECONOMIC DOWNTURN WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS. Our results of operations are affected by general economic conditions and the level of economic activity in the industries and markets that we serve. On an aggregate basis, our users may be less likely to purchase our software solutions and programs during economic downturns and periods of economic uncertainty. To the extent our users delay or reduce purchasing our services, our results of operations will be adversely affected. A continued economic downturn or period of economic uncertainty and a decline in the level of purchases of our users would have a material adverse effect on our business, financial condition and results of operations.

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RISKS RELATED TO OUR COMMON STOCK

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE. There is no established public trading market for our securities. Although we intend to be quoted on the OTC-QB tier of OTC Markets in the future, our shares are not and have not been quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the FINRA, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

THE OFFERING PRICE OF THE SHARES WAS SOLELY DETERMINED BY THE SOLE OFFICER AND DIRECTOR, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL. Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $1.00 for the shares of common stock was determined by our director and in consideration of the fact the shares will be liquid and registered. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

SHOULD OUR STOCK BECOME QUOTED ON THE OTC BULLETIN BOARD, IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET. Companies quoted on the OTC-QB tier of OTC Markets, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC-QB. If we fail to remain current on our reporting requirements, we could be removed from the OTC-QB tier. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-quoted on the OTC-QB tier, which may have an adverse material effect on our Company.

ONCE PUBLICLY TRADING, THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES. The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

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•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE; ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK. We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE WHICH MAY SUBJECT US TO SECURITIES LITIGATION THEREBY DIVERTING OUR RESOURCES WHICH MAY AFFECT OUR PROFITABILITY AND RESULTS OF OPERATION. The market price for our common stock is likely to be highly volatile as the stock market in general and the market for Internet-related stocks.

The following factors will add to our common stock price's volatility:

•	actual or anticipated variations in our quarterly operating results;

•	announcements by us of acquisitions;

•	additions or departures of our key personnel; and.

•	sales of our common stock

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance. In the past, plaintiffs have initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

UPON EFFECTIVENESS OF THIS REGISTRATION STATEMENT, WE WILL NOT BE A FULLY REPORTING COMPANY UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934, RATHER WE WILL BE SUBJECT TO THE REPORTING REQUIREMENTS OF SECTION 15(D) OF THE EXCHANGE ACT WHICH IS LESS RESTRICTIVE ON US AND OUR INSIDERS.  In order for us to become a fully reporting company under Section 12(g) of the Exchange Act, we will have to file a Registration Statement on Form 8-A. If we do not become subject to Section 12 of the Exchange Act, we will be subject to Section 15(d) of the Exchange Act, and as such we will not be required to comply with (i)  the proxy statement requirements which means shareholders may have less notice of pending matters, and (ii) the Williams Act which requires disclosure of persons or groups that acquire 5% of a company’s publicly traded stock and also regulates tender offers.  In addition, our officer, director and 10% stockholder will not be required to submit reports to the SEC on their stock ownership and stock trading activity. These reports include Form 3, 4 and 5. Therefore, as a shareholder, less information and disclosure concerning these matters will be available to you.

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REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO EMERGING GROWTH COMPANIES MAY MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS. We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•        have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•        comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•       submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and

•       disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will remain an emerging growth company for up to five full fiscal years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any January 31 before that time, we would cease to be an emerging growth company as of the following December 31, or if our annual revenues exceed $1 billion, we would cease to be an emerging growth  company the following fiscal year, or if we issue more than $1 billion in  non-convertible debt in a three-year period, we would cease to be an emerging growth company immediately.

Notwithstanding the above, we are also currently a "smaller reporting company," meaning that we are not an investment company, an asset-backed issuer, nor a majority-owned subsidiary of a parent company that is not a smaller reporting company, and has a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  If we are still considered a "smaller reporting company" at such time as we cease to be an "emerging growth company," we will be subject to increased disclosure requirements.  However, the disclosure requirements will still be less than they would be if we were not considered either an "emerging growth company" or a "smaller reporting company."  Specifically, similar to "emerging growth companies", "smaller reporting companies" are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2015; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in its SEC filings due to its status as an "emerging growth company" or "smaller reporting company" may make us less attractive to investors given that it will be harder for investors to analyze the Company's results of operations and financial prospects and, as a result, it may be difficult for us to raise additional capital as and when we need it.

IN THE FUTURE, WE MAY ISSUE ADDITIONAL COMMON AND PREFERRED SHARES, WHICH WOULD REDUCE INVESTORS’ PERCENT OF OWNERSHIP AND MAY DILUTE OUR SHARE VALUE. Our Articles of Incorporation authorize the issuance of 10,000,000,000 shares of common stock. As of the date of this prospectus, the Company had 7,400,000 shares of common stock outstanding. Accordingly, we may issue up to an additional 9,992,600,000 shares of common stock without shareholder approval. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

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USE OF PROCEEDS

Our offering is being made on a best efforts basis: no minimum number of shares must be sold in order for the offering to proceed. The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 10% respectively, of the securities offered for sale by the Company. There is no assurance that we will raise the full $2,500,000 as anticipated. The following scenarios are for illustrative purposes only and the actual amounts of proceeds, if any, may differ.

% of Total Offering	100%	75%	50%	10%
Offering Amount	2,500,000	1,875,000	1,250,000	250,000

Costs Associated with Public Company Status	50,000	50,000	18,000	18,000
Software Development	360,000	240,000	120,000	60,000
Cloud Hosting and LiveCasting	39,000	39,000	27,000	20,000
Marketing for Manager Special Platform	200,000	200,000	100,000	50,000
Marketing for Live Cast Platform	400,000	200,000	60,000	20,000
Working Capital Reserve	1,451,000	1,146,000	925,000	82,000
Total	2,500,000	1,875,000	1,250,000	250,000

THE OFFERING

The Company will have substantial costs relating to this offering. We will also incur ongoing continuous costs to meet the reporting requirements of a public company. These costs may very well exceed our current or anticipated revenues, significantly. However, the Company believes that the risks are worth taking because management believes, based on its own observations which are not based on any formal studies, that potential future vendors, consultants and manufacturers will have a higher regard in providing services for a public company than a small, privately-held startup company. We believe that being a public company may afford the business (management and its shareholders) with a higher degree of recognition than would be typically attained as a small private (or non-public) company and may increase its ability and/or options to obtain financing for its growth. In addition, by being a public company we believe increases the visibility of our future opportunities to raise funds or to pay vendors by issuing restricted common stock rather than cash. We cannot predict the likelihood that our observations and conclusions about the benefits of being a public company will prove accurate or beneficial to us.

We are offering for sale a maximum of 739,645 shares of common stock at a fixed price of $3.38 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, best efforts basis, which means any future officers and directors, and our current CEO Mr. Wong, will attempt to sell the shares. This prospectus will permit our president and chief executive officer to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares that he may sell. Our officers will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our officers will rely primarily on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The intended methods of communication include, without limitation, telephone and personal contacts.

As discussed above in connection with our selling efforts in the offering, our officers will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, as amended, but rather will rely upon the “safe harbor” provisions of Rule 3a4-1, promulgated under the Exchange Act, as amended. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Our officers are not subject to any statutory disqualification, as that term is defined in Section 3(a) (39) of the Exchange Act. Our officers will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Our officers are not, nor have they been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer.

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At the end of the offering, our officers will continue to primarily perform duties for the Company or on its behalf otherwise than in connection with transactions in securities. They will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The proceeds from the sale of the shares in this offering will be made payable directly to the Company. All subscription agreements and checks are irrevocable and should be delivered to the Company at the address provided on the Subscription Agreement.

We will receive all proceeds from the sale of up to 739,645 shares being offered. No proceeds will be received by any other entity other than the Company. The price per share is fixed at $3.38 for the duration of this offering.

All subscribed funds will be held in a noninterest-bearing account. Any subscribed funds may be immediately utilized by the Company prior to the completion of the offering. The offering will be completed 180 days from the effective date of this prospectus (or such earlier date when all 739,645 shares are sold), unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold in this offering. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or rescission right).

The Company will deliver stock certificates attributable to shares of common stock purchased directly by the purchasers within 30 days of the close of this offering or as soon thereafter as practicable.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

The offering may terminate on the earlier of:

i.	the date when the sale of all 739,645 shares is completed, or

ii.	180 days from the effective date of this document or any extension thereto.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

The purchase of the common stock in this offering involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only, and currently no market for our common stock exists. While we plan to find a market maker to file a Rule 211 application with FINRA in order to apply for the inclusion of our common stock in the OTC markets, such efforts may not be successful, and our shares may never be quoted and owners of our common stock may not have a market in which to sell their shares. Also, no estimate may be given as to the time that this application process may require.

Since there is no minimum amount of shares that must be sold by the company, we may receive no proceeds or very minimal proceeds from the offering and potential investors may end up holding shares in a company that:

-	Has not received enough proceeds from the offering to fully launch its operations; and

-	Has no market for its shares.

Please refer to the sections of this prospectus entitled "Risk Factors" and "Dilution" before making an investment in the common stock of the Company.

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DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, any historical earnings or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar online social media companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

DILUTION

“Dilution” represents the difference between the offering price of the shares of common stock hereby being offered and the net book value per share of common stock immediately after completion of this offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low net book value of our issued and outstanding common stock and because the proceeds of the offering may substantially be less than our estimated costs. Assuming all of the shares of common stock offered herein are sold, the purchasers in this offering may lose the entire value of their shares purchased in that each purchased share may have a negative net book value if raise less proceeds than the cost of during the offering. Net book value of existing shareholders’ shares will also decrease if the costs exceed the proceeds received from this offering.

The following table illustrates the dilution to the purchasers of the common stock in this offering (as of June 30, 2019):

	If 50% of Shares Sold	If 100% of Shares Sold
Shares Sold	369,823	739,645
Offering price per share	$3.38	$3.38
Book value per share before offering	$(0.0896)	$(0.0896)
Book value per share after offering	$0.0755	$0.2257
Net increase to original shareholders	$0.165	$0.3153
Decrease in investment to new shareholders	$3.215	$3.154
Dilution percentage to new Shareholders	(95.1%)	(93.3%)

The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per share paid by our existing stockholders and by new investors in this Offering based on this Offering being fully subscribed and 50% subscribed:

739,645 shares sold	Shares purchased			Total consideration	Average price per share
	Number	%	$	%	$
	(in thousands, except for percentages and per share data)
Existing stockholders	7,400,000	90.91%	$204,000	7.54%	$0.0276
New investors	739,645	9.09%	$2,500,000	92.46%	$3.38
Total	8,139,645	100%	$2,704,000	100.00%	$0.3322

369,823 shares sold	Shares purchased			Total consideration	Average price per share
	Number	%	$	%	$
	(in thousands, except for percentages and per share data)
Existing stockholders	7,400,000	95.24%	$204,000	14.03%	$0.0276
New investors	369,823	4.76%	$1,250,000	85.97%	$3.38
Total	7,769,823	100.00%	$1,454,000	100.00%	$0.1871

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DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

MARKET FOR SECURITIES

There is no established public market for our common stock, and a public market may never develop. No market maker has agreed to file an application with FINRA. There can be no assurance as to whether such a market maker will agree to file an application or the market maker’s application will be accepted by FINRA nor can we estimate the time period that will be required for the application process. Even if our common stock were quoted in a market, there may never be substantial activity in such market. If there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

If we become able to have our shares of common stock quoted on the OTC-QB tier of OTC Markets, we will then try, through a broker-dealer and its’ clearing firm, to become eligible with the DTC to permit our shares to be traded electronically. If an issuer is not “DTC-eligible,” its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially OTC Markets), means that shares of a issuer will not be able to be traded (technically the shares can be traded manually between accounts, but this may take days and is not a realistic option for issuers relying on broker-dealers for stock transactions - like all the companies on the OTC Markets). What this means is that while DTC-eligibility is not a requirement to trade on the OTC Markets, it is however a necessity to efficiently process trades on the OTC Markets if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it may take.

We do not have common stock or equity subject to outstanding options or warrants to purchase or securities convertible into our common stock or equity. In general, under Rule 144, a holder of restricted common shares who is an affiliate at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

If we become a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since those shares were acquired from us or an affiliate, and we must remain current in our filings for an additional period of six months; in all other cases, at least one year must have elapsed since the shares were acquired from us or an affiliate before they are tradable.

The number of shares sold by such person within any three-month period cannot exceed the greater of:

-	1% of the total number of our common shares then outstanding; or

-	The average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, then four calendar weeks preceding the date the selling broker receives the sell order) (This condition is not currently available to the Company because its securities do not trade on a recognized exchange).

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Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the Securities and Exchange Commission) and the availability of public information about us must also be satisfied.

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.

1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and

4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We are not a “shell company” under Rule 405 of the Securities Act Rule 12b-2 of the Exchange Act.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

-	If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

-	If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

 However, no assurance can be given as to:

-	the likelihood of a market for our common shares developing,

-	the liquidity of any such market,

-	the ability of the shareholders to sell the shares, or

-	the prices that shareholders may obtain for any of the shares.

No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

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-	our future operating results;
-	our business prospects;

-	any contractual arrangements and relationships with third parties;
-	the dependence of our future success on the general economy;

-	any possible financings; and
-	the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe," “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We are a smaller reporting company as defined in Rule 12b-2 of the Exchange Act. As a smaller reporting company, we are not required to provide selected financial data pursuant to Item 301 of Regulation S-K, nor are we required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. We are also permitted to provide certain modified executive compensation disclosure under Item 402 of Regulation S-K.

Summary of Business

Live Inc. (the “Company,” “our” or “we”) was formed on September 6, 2016 under the laws of the State of California under the name of Taluhu Inc. We changed our name to Live Inc. on Oct 03, 2016.

For our entertainment broadcasting platform, www.Talguu.com, each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. The content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee or on a gratuity basis. We will receive an agreed percentage of the fees. Apart from our broadcasting (or livecast) platform, we also have developed a job search platform, which matches skilled and unskilled workers and employers.

For our job search platform, www.trabahanap.com, we help to bring the employers and job hunters together to hire employees and to find jobs. It was commercially launched in the Philippines during June 2019. This platform is developed and operated by the Company, and marketed by our Philippine partner, ABS-CBN, a large national TV network in the Philippines.

Our third platform is called ManagerSpecial, www.ManagerSpecial.com, which provides a discount market place for the sellers and buyers to find one another. Primarily, ManagerSpecial helps the sellers to sell and buyers to buy, products and services that have a limited useful life, such as bakery goods, produce, hotel rooms, and anything thing that has a short expiration date. The sellers usually offer deep discounts to the buyers to move their excess inventories. Instead of letting their inventories become worthless after a certain time, we help the sellers turn a total loss to a partial gain; we help the buyers purchase good products at a deep discount. Furthermore, the ManagerSpecial also will help sellers promote products during their off peak hours, in order to better utilize their idle staff and excess operation capacity. We plan to launch ManagerSpecial in October 2019.

Our offices are located at 315 Montgomery Street, 9th Floor, San Francisco, CA 94104. Our telephone number is 480.902.3062 and our websites are www.Talguu.com, www.ManagerSpecial.com, and www.trabahanap.com, which is devoted exclusively to job searches in the Philippines.

As of the date of this Prospectus, we have taken the following steps to implement our business plan:

•	Established a network of experienced database, java scripts, cloud architect and testing programmers;
•	Entered into a joint venture with a national TV broadcaster in the Philippines, ABS-CBN, to launch our job search platform, www.Trabahanap.com, in that country;

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•	Developed and launched our website, www.Talguu.com, in beta form;
•	Developed and launched our website, www.ManagerSpecial.com, in beta form;
•	Developed various online tools associated with our cloud based broadcasting platforms; and
•	Raised a total of $204,000 in private placements.
•	Launched our job search platform in the Philippines, www.trabahanap.com.

Over the next twelve months, our milestones are:

•	Work with our partner in the Philippines to market our job search platform. We expect to generate revenues from this site in the second calendar quarter of 2020;
•	Launch ManagerSpecial website in Arizona during October 2019;
•	Launch our Talguu.com website during November 2020.

.

Our Current Operations

As of June 30, 2018, we have $367,411 in available cash which is allocated to operations. Without funds from the Offering, we will be able to continue our existing operations through June 2020. During this period with our existing funds, we will be able to;

•	Continue to operate our job search website in the Philippines, which was launched in June 2019,
•	Launch our ManagerSpecial website during October 2019 in Arizona,
•	Launch our Talguu website during November 2020, and
•	Pay for the remaining costs of this Offering which is estimated to be $16,000.

The above assumes that Mr. Keith Wong, the Company’s largest shareholder and primary executive officer, does not demand payment of principal and accrued interest on a $200,000 promissory note made by the Company in favor of Mr. Wong. In addition, as of December 31, 2018, the Company has accrued $543,862 in compensation to Mr. Wong, which amount will not be due until upon the earlier of; a Nasdaq listing or an aggregate of at least 51% ownership of the Company is beneficially controlled by parties other than the current management (as of March 2, 2018).

Our Plan of Operations

The amount of proceeds that we receive from this Offering will determine the future development of our business.

% of Total Offering	100%	75%	50%	10%
Offering Amount	2,500,000	1,875,000	1,250,000	250,000

Costs Associated with Public Company Status	50,000	50,000	18,000	18,000
Software Programming	360,000	240,000	120,000	60,000
Cloud Hosting and LiveCasting	39,000	39,000	27,000	20,000
Marketing for Manager Special Platform	200,000	200,000	100,000	50,000
Marketing for Live Cast Platform	400,000	200,000	60,000	20,000
Working Capital Reserve	1,451,000	1,146,000	925,000	82,000
Total	2,500,000	1,875,000	1,250,000	250,000

Costs For Being a Public Entity. Costs for being a public entity under the federal securities laws include legal, accounting, EDGAR conversion and transfer agent costs. As our business develops, we expect to increase in legal and accounting costs.

Third Party Software Programming. Our officers have completed or will complete the beta software programing for our three platforms. However, we will require additional programming to add additional features and make revisions. We intend to hire more programmers as we expand the contents of our three platforms.

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Cloud Hosting and LiveCasting. Cloud hosting includes costs to host our platforms. Livecasting are bandwidth fees for each channel on our Talguu website at $100 per channel per month.

Marketing for ManagerSpecial. These costs primarily involve hiring and paying for the recruiters to recruit the sellers and buyers, incentives to sign up, incentives to bring in friends, and incentives for the bloggers and influencers.

Marketing Livecast. Our livecast marketing costs include costs to attract content providers as well as users to our Talguu website. Our marketing efforts will be a cost effective mix of social media, bloggers, influencers, Google ads and personal calls and visits from our executives.

Working Capital. Working capital includes salaries, rents and miscellaneous office expenses, like travel and entertainment, and a reserve for any unexpected expenses and potential business opportunities that may arise in the future.

RESULTS OF OPERATIONS

Results of Operations (Unaudited) for the Six Months Ended June 30, 2019 Compared to the Six Months Ended June 30, 2018.

The following table sets forth key components of the results of operations for the six month periods ended June 30, 2019 and 2018, respectively. The discussion following the table addresses these results.

	For the Six Months Ended
	June 30, 2019 (unaudited)	June 30, 2018 (unaudited)
Revenue	$—	$14,111
Cost of revenue	$—	$8,055
Gross Margin	—	6,056

Operating Expenses:
Officer compensation – related party	78,750	78,750
Consulting	27,034	86,589
Professional fees	13,825	12,000
General & administrative expenses	16,770	35,105
Total operating expenses	136,379	212,444

Loss from Operations	(136,379)	(206,388)

Other income (expense):
Interest expense	(10,094)	(9,972)
Interest income	1,352	—
Total other expense	(8,742)	(9.972)

Net Loss	$(145,121)	$(216,360)

Revenues. For the six months ended June 30, 2019, we had no revenue compared with revenue of $14,111 for the comparable period in 2018. The revenue from 2018 was as a result of a limited amount of consulting work performed during the period.

Operating Expenses. For the six months ended June 30, 2019, we had total operating expenses of $136,379, as compared to total operating expenses of $212,444 for the six months ended June 30, 2018, a decrease of approximately 55% from the prior year’s six-month period for the reasons discussed below. Operating expenses consists of officer compensation, consulting fees, professional fees and general and administrative expenses.

Officer compensation for the six months ended June 30, 2019 and for the six months ended June 30, 2018, was $78,750 for each period. The officer compensation relates to monthly compensation expense for our Chief Executive Officer, Mr. Keith Wong under his consulting agreement.

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Consulting fees for the six months ended June 30, 2019 were $27,034 compared with $86,589 for the prior year’s six-month period, representing a decrease of 69% from the prior period. The decrease is due to the termination of a consultant agreement with a former officer at the end of 2018. In addition, in the prior period we issued stock for consulting services for total non-cash expense of $13,750 compared to only $1,017 in the current period.

Professional fees for the six months ended June 30, 2019 were $13,825 compared with $12,000 for the prior year’s six-month period. Professional fees consist of audit, accounting and legal expense. The slight increase in professional fees for the current period is primarily due to an increase in audit and accounting fees in connection with this offering.

General and administrative expenses for the six months ended June 30, 2019 were $16,770 compared with $35,105 for the prior year’s six-month period, an decrease of 52%. The decrease in general and administrative expenses for the current six-month period is due to a decrease in computer software and programming fees. In the current period we began to capitalize our software development costs.

Total Other Expense. For the six months ended June 30, 2019, we incurred interest expense of $10,094, as compared to $9,972 for the six months ended June 30, 2018. Interest expense results from loans from our Chief Executive Officer. We had interest income of $1,352 for the current six-month period compared with nil for the same period last year. Interest income is from funds held in an interest-bearing account opened in March 2019.

Net Loss. We had a net loss of $145,121 for the six months ended June 30, 2019 compared with a net loss of $216,360 for the six months ended June 30, 2018, a decrease of 33%. The decrease in our net loss is due to the reasons discussed above.

Results of Operations for the Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017 (Audited).

The following table sets forth key components of the results of operations for the years ended December 31, 2018 and 2017, respectively. The discussion following the table addresses these results.

	For the Years Ended
	December 31, 2018 (audited)	December 31, 2017 (audited)
Revenues	$29,845	$—
Cost of Revenues	11,778	—
Gross Margin	18,067	—

Operating Expenses:
Officer Compensation	179,562	327,500
Consulting	101,402	398,125
Professional Fees	15,650	9,545
General and Administrative	67,852	50,004
Total Operating Expenses	364,466	785,174

Loss from operations	(346,399)	(785,174)

Interest expense	(20,000)	(10,082)
Gain on forgiveness of debt	347,445	216,667
Total other income	327,445	206,585

NET LOSS	$(18,954)	$(578,589)

Revenues. For the year ended December 31, 2018, we had revenue of $29,845 from a limited amount of consulting work performed during the period. We did not have revenue for the year ended December 31, 2017. For the year ended December 31, 2018, we had cost of revenues of $11,778 which consisted of programming fees.

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Operating Expenses.

For the year ended December 31, 2018, we had total operating expenses of $364,466, as compared to total operating expenses of $785,174 for the year ended December 31, 2017, a decrease of approximately 56% from the prior year period. Operating expenses consists of officer compensation, consulting fees, professional fees and general and administrative expenses.

Officer compensation for the year ended December 31, 2018 was $179,562 (of which $27,500 consisted of non-cash stock compensation) compared with $327,500 (of which $27,500 consisted of non-cash stock compensation) for the prior year period, a decrease of 45%. Officer compensation relates to monthly compensation expense for our CEO, Mr. Keith Wong under his consulting agreement. The decrease in this expense for the 2018 fiscal year end period is due to a decrease in monthly compensation per an amended consulting agreement with Mr. Wong.

Consulting fees for the year ended December 31, 2018 were $101,402 compared with $398,125 for the prior year period, representing a decrease of 74.5% from the prior year. The decrease is due to the termination of one of our consultants at the end of 2017.

Professional fees for the year ended December 31, 2018 were $15,650 compared with $9,545 for the prior year end period. Professional fees consist of audit, accounting and legal expense. The increase in professional fees for the current year end period is due auditing and accounting fees in connection with this offering.

General and administrative expenses for the year ended December 31, 2018 were $67,852 compared with $50,004 for the prior year end period, an increase of 35.7%. %. The increase in general and administrative expenses for the 2018 year end period can be contributed to an increase in computer and internet expense.

Other Expense. For the year ended December 31, 2018, we incurred interest expense of $20,000, as compared to $10,081 for the year ended December 31, 2017. The increase in interest expense in the current period is due to the interest being incurred on the $200,000 loan from July 2017 which bears interest at 10% per annum.

Net Loss. We had a net loss of $18,954 for the year ended December 31, 2018 compared with a net loss of $578,589 for the year ended December 31, 2017, a decrease of $559,635, or 96.7%. The decrease in our net loss is primarily due to decreases in officer compensation and consulting expense.

Liquidity and Capital Resources

From inception through June 30, 2019, we have received total of $204,000 in funds from the private placement of our common stock. In addition, Mr. Wong, has loaned the Company the sum of $360,000 which amount is due on demand. As of June 30, 3019, our cash balance is $367,411. We believe that if Mr. Wong demands payment of his loan of $200,000, then we will require a minimum of $50,000 in additional funds over the next 12 months to pay for the remainder of our total offering costs, maintain our regulatory reporting and filings and cover our operations costs.

As set forth in our Plan of Operations above, we will need proceeds from this Offering for the future development of our business. Given our limited cash on hand, if we are unable to receive a significant amount of the total proceeds from this Offering, we will be unable to fully develop our business plan. Thus, we are highly dependent upon the success of the public offering described herein. Therefore, the failure thereof would result in need to seek capital from other resources such as debt financing, which may not even be available to us. However, if such financing were available, because we are in are early stages of our business plan, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If we cannot raise additional proceeds via a private placement of its common stock or secure debt financing, it would be required to cease business operations. As a result, investors could lose all of their investment.

Recently issued accounting pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017

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and should be applied prospectively on or after the effective date. The Company is in the process of evaluating the impact of this accounting standard update.

 In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. ASU 2016-16 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its statements of cash flows.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, and classification in the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements. The Company has evaluated the impact of this accounting standard update and noted that it has had no material impact.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In May 2014, August 2015, April 2016 and May 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2014-09 (ASC Topic 606), Revenue from Contracts with Customers, ASU 2015-14 (ASC Topic 606) Revenue from Contracts with Customers, Deferral of the Effective Date, ASU 2016- from Contracts with Customers, ASU 2015-14 (ASC Topic 606) Revenue from Contracts with Customers, Deferral of the Effective Date, ASU 2016-10 (ASC Topic 10 (ASC Topic 606) Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, and ASU 2016-12 (ASC Topic 606) Revenue from Contracts with 606) Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, and ASU 2016-12 (ASC Topic 606) Revenue from Contracts with accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. It also requires entities to disclose both quantitative and qualitative information that enable financial statements users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amendments in these ASUs are effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is permitted for annual periods beginning after December 15, 2016. This standard may be applied process of assessing the impact, if any, on its financial statements.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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Off-balance sheet arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

BUSINESS DESCRIPTION

Our Company Overview.

Live Inc. (the “Company,” “our” or “we”) was formed on September 6, 2016 under the laws of the State of California under the name of Taluhu Inc. We changed our name to Live Inc. on October 3, 2016.

We currently have developed and are managing three cloud based platforms:

Talguu.com.

For our entertainment broadcasting platform, www.Talguu.com, each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. The content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee or on a gratuity basis. We will receive an agreed percentage of the fees. Apart from our broadcasting (or livecast) platform, we also have developed a job search platform, which matches skilled and unskilled workers and employers.

Trabahanap.com

For our jobs platform, www.trabahanap.com, we help to bring the employers and job hunters together to hire employees and to find jobs. It was commercially launched in the Philippines to the public during June 2019. This platform is developed by the Company and marketed by our Philippine partner, ABS-CBN, a large national TV network in the Philippines.

ManagerSpecial.com

Our third platform, www.ManagerSpecial.com, provides a discount market place for the sellers and buyers to find one another. Primarily, ManagerSpecial helps the sellers to sell and buyers to buy, products and services that have a limited useful life, such as bakery goods, produce, hotel rooms, and anything thing that has a short expiration date. The sellers usually offer deep discounts to the buyers to move their excess inventories. Instead of letting their inventories become worthless after a certain time, we help the sellers turn a total loss to a partial gain; we help the buyers purchase good products at a deep discount. We plan to launch ManagerSpecial in Arizona during October 2019.

Our Business Model

Our three platforms are described below.

Talguu Platform

Our Talguu.com website, is livecast platform which provides content developed independently by providers who produce and deliver content to our platform. Our platform is segregated by channels which focuses on a specific service market, like entertainment personal health care, do-it-yourself topics, business formation, education, entertainment, news, political talk shows, and business, among others. The topic duration can vary from minutes to hours per day, week or month. The content provider will determine whether the content is available for a fee, on a gratuity basis or for free. If fee based, a registered user can either pay for a ticket before a show starts or watch 15 minutes of content for free before deciding to pay for a ticket. If a ticket is not purchased after 15 minutes, the user will be logged out. Some content providers, however, may allow viewers to watch for free and rely on gratuities instead. In this case, our software will flash a “Please Support Me” button from time to time to entice the viewers to leave a gratuity for the provider. Other providers may provide content for free as preview of a future viewing.

We will negotiate with the content provider for an agreed percentage of the fees which we expect to range between 15% to 25% of the total ticket sales or gratuities collected by the producer. We will work with each producer to schedule air times and determine his

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revenue method. All channel content is provided free of ads or commercials, and thus we will not generate advertising revenue. For a content provider, we provide the delivery facility consisting of the technical infrastructure, data security, scheduling, payment gateway, and eventually in the future, a large user base.

A viewer will subscribe to the Talguu website by creating a user profile which will include payment information and the usual alert settings. Once the user logs in, he can navigate to any channel of his choosing and select a program for viewing. Our database will go through our collection of users to alert those that have expressed an interest in certain subjects that match that of a certain provider’s content. Our database also can use algorithms to alert users based on their past viewings of upcoming programs of interest.

The below images illustrate a new user registration page and program/channel schedule page:

(The actual photos, designs and usage might change as improve the content of our sites.)

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Talguu will differ from YouTube and other social media networks in that each channel will host a specific theme such as personal health care, do-it-yourself topics, business formation, education, entertainment, news, political talk shows, and business, among other topics. More importantly, we enable the producers to sell tickets or receive gratuity directly from their viewers.

Presently, we continue to develop and test our platform’s live cast software which is approximately 30% complete as of the end of December 2018. We plan to bring up live one channel in the second calendar quarter of 2020. We intend to launch the full platform in November 2020. In order to establish and maintain commercial viability, we believe it necessary to recruit over 500,000 users and over 1,000 content producers. Our plan is to recruit the platform users first. We will use our job search and ManagerSpecial platforms, bloggers and influencers, and ads on the other social media platforms to attract users to our site. Our cost to attract users to our site will be variable and not predictable. If we can create viral events through our bloggers and influencers, it will increase the likelihood that we will reach a commercially viable user base. We will make business adjustments based on the result attained and the funding available, including funding from this Offering.

Trabahanap Platform

Our Trabahanap website is a job search platform for the Philippines. We commercially launched the platform during June 2019. We do not expect to generate any meaning revenue until June 2020 as many of the employers will be given an introductory free trial period. The platforms will match skilled and unskilled workers with employers. The Philippine website is www.trabahanap.com. This site will be linked to the talguu.com website. Our Philippines job search site is designed to help the job seekers and employers in industries like retail, warehousing, hospitality, manufacturing, and media among other industries. The site will be for part time and full-time workers. There are no fees for the job seekers, however, employers will pay fees to the Company for posting their openings. An employer would sign on as a new user, upload their company’s credentials such as incorporation certificate, corporate ID, and a description of the business. A site administrator will review company information and determine if the submitted material comports with the government records which we obtain online. The new employer then can post their jobs after paying the appropriate fees. Our fees would be competitively set relative to the local market. A job seeker would sign on as a new member, with information like: name, gender, age, email address, phone number, and a description of past job experience and other relevant information. Once approved by an automated email validity check, the new job applicant would be available for prospective employers to contact by email or phone. We are not involved in the actual hiring or vetting processes, which is performed by the employers and job seekers themselves.

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The below images illustrate the home page and user login page of our job search platform in the Philippines

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The below images illustrate the search page and the open listing page of our job search platform in the Philippines

Agreement with ABS-CBN.

In March 2017, we entered into a Representation Agreement with ABS-CBN corporation, a Philippine company. ABS-CBN is the second largest television station in the Philippines. Under the agreement, we are required to develop a web based and mobile application for job searches, matching employers with prospective employees. Under the Agreement, ABS-CBN was appointed the exclusive agent to advertise, market and promote the job search platform in the Philippines. The agent also is required, at its cost and expense, to; develop and implement the brand for the web-site, conceptualize and develop marketing materials for the web-site, organize and sponsor events and promotions for the web-site and efficiently and sufficiently promote the web-site to prospective users.

The term of the agreement is five years terminating on March 31, 2021, however, the agreement is automatically renewed for five successive, five year terms unless terminated by either party. In addition, subject to a six month extension in the first year, we may terminate the agreement during the first and second year, if there are less than 1,000,000 platform users per year during such years. Under the agreement, the agent will receive 60% of the net receipts from the site and the Company receives the remaining 40% of the net receipts (gross receipts after all the relevant sales and expatriation taxes for a foreign company).

ManagerSpecial Platform

Our third website, www.ManagerSpecial.com, which provides a discount market place for the sellers and buyers to find one another. Primarily, ManagerSpecial helps the sellers to sell and buyers to buy, products and services that have a limited useful life, such as bakery goods, produce, hotel rooms, and anything thing that has a short expiration date. The sellers usually offer deep discounts to the buyers to move their excess inventories. Instead of letting their inventories become worthless after a certain time, we help the

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sellers turn a total loss to a partial gain; we help the buyers purchase good products at a deep discount. We plan to launch ManagerSpecial in Arizona during October 2019.

A registered seller can upload product pictures to our ManagerSpecial server with the quantity and price information as well as the pick up and offer expiration times. A ManagerSpecial buyer can order, pay online and then proceed to the seller’s business to pick up the paid product. In the process, our platform levies a percentage fee on the transactions ranging from 5% to 25% of the transaction price.

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A registered buyer or seller signs in:

A new buyer opens an account:

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Initially, a new seller will open an account at our website. We then will approve or disapprove a seller prior to posting products on our platform. Approval will be dependent on the seller products, credit and other ratings.

Our Technology and Equipment.

We are cloud based and deploy our proprietary software programs to run in the cloud as well as on our users computers and handheld devices. We believe we have minimized the technology risks with respect to the technology needed to run our business because our Chief Executive Officer has a BS and MS degree in Electrical Engineering, is capable of evaluating the necessary programs and methodology to make things happen in the cloud.

Intellectual Property

On November 14, 2018, we filed a utility patent application with the US Patent and Trademark office (Application No. 16190484). The utility patent application is in connection with certain novel claims to facilitate the buying and selling of perishable products and services from a cloud platform. While we have filed a patent application for this process involved in our ManagerSpecial platform, the lack of patent protection will not adversely impact the use of this process or the success of the platform. We can not predict whether we will successful in obtaining a patent for this process.

On February 13, 2019, we filed second utility patent application with the US Patent and Trademark office (Application No. 16275182). The utility patent application is in connection with certain novel claims for hosting and pricing live streamed events via an internet cloud based platform. While we have filed a patent application for this process involved in our www.Talguu.com platform, the lack of patent protection will not adversely impact the use of this process or the success of the platform. We can not predict whether we will successful in obtaining a patent for this process.

We plan to enter into non-disclosure, confidentially and intellectual property assignment agreements with all new employees as a condition of employment. We also plan to enter into confidentiality and non-disclosure agreements with consultants, suppliers, financial partners and others to attempt to limit access to, use and disclosure of our proprietary information.

Our Growth Strategy and Marketing Efforts

Currently, we continue to develop, test, and refine the software programs for our livecast, job search, and ManagerSpecial platforms.

For our livecasting platform, www.Talguu.com, each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. The content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee or on a gratuity basis. We will receive a negotiated percentage of the fees.

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For our jobs platform, www.Trabahanap.com, we help to bring the employers and job hunters together to hire employees and to find jobs. It was commercially in the Philippines during June 2019. This platform is developed by the Company and marketed by our Philippine partner, ABS-CBN, a large national TV network in the Philippines.

For our ManagerSpecial platform, www.ManagerSpecial.com, which provides a discount market place for the sellers and buyers to find one another. Primarily, ManagerSpecial helps the sellers to sell and buyers to buy, products and services that have a limited useful life, such as bakery goods, produce, hotel rooms, and anything thing that has a short expiration date. The sellers usually offer deep discounts to the buyers to move their excess inventories. Instead of letting their inventories become worthless after a certain time, we help the sellers turn a total loss to a partial gain; we help the buyers purchase good products at a deep discount. We plan to launch ManagerSpecial in Arizona during October 2019. We will recruit the sellers and buyers via direct sales, bloggers and influencers.

We will attend trade shows and engage the various interest groups to make our brand known. We expect to draw users from the pool of more than one billion internet users worldwide. If we can create viral events through our bloggers and influencers, our marketing costs for the livecast platform will decrease significantly. The amount of funds that we will allocate to advertising and marketing costs for our platforms will depend upon the total funds raised in the Offering as follows:

% of Total Offering	100%	75%	50%	10%
Offering Amount	2,500,000	1,875,000	1,250,000	250,000

Costs Associated with Public Company Status	50,000	50,000	18,000	18,000
Software Development	360,000	240,000	120,000	60,000
Cloud Hosting and LiveCasting	39,000	39,000	27,000	20,000
Marketing for Manager Special Platform	200,000	200,000	100,000	50,000
Marketing for Live Cast Platform	400,000	200,000	60,000	20,000
Working Capital Reserve	1,451,000	1,146,000	925,000	82,000
Total	2,500,000	1,875,000	1,250,000	250,000

Recruiting content providers for livecasting will be much different than recruiting users. We plan on attending conferences and meetings for the various content creator groups which will result in more one on one interactions between us and the providers. We believe a strong motivator will be the favorable income arrangement that we offer, and we will not interfere with the development and delivery of their content. We also allow the creators to set their own prices, subject to our input.

For our job search platform, we intend to use our agreement with ABS-CBN TV network in the Philippines mentioned above to drive traffic to our job search platform in the Philippines. ABS-CBN TV network will be responsible for the marketing efforts and expenses.

For our ManagerSpecial platform, we directly contact sellers to convince them to offer their products to sell on our site. We believe that their response would be positive as we help them avoid a total loss on their perishable products. As for recruiting the buyers for ManagerSpecial, we believe that our online bloggers and word of mouth referrals would be key to our success. More importantly, we need repeat buyers. We believe that the buyer’s response should be positive as we help them buy everyday food, products, and services at a deep discount.

We cannot predict whether our strategy for attracting sellers, content providers and users and will be successful.

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Industry Trends.

The internet is populated by many successful ecommerce businesses like Amazon and eBay. However, there are many other ecommerce businesses which are not wildly successful. Virtually all the ecommerce businesses vie for the same advertising dollar. Industry experts claim that Facebook and Google accounted for about 99 percent of all advertising growth in the third quarter of 2016—54 percent of the pie for Google, 45 percent of it for Facebook, 1 percent for everybody else (See “How Google and Facebook have taken over the Digital Ad Industry” Fortune Magazine January 4, 2017: http://fortune.com/2017/01/04/google-facebook-ad-industry/).

The industry trends are that Facebook and Google will continue to dominate the industry and they will charge more for ads and consumers will be forced to view more irrelevant ads or they would be micro-targeted based on their viewing and spending habits. The Company believes that most of today’s online consumers are fatigued with viewing too many ads per day for internet content.

Management has recognized that, other than the behemoths like Facebook and Google, both of which are diversified and do not rely on live streaming alone, the ad based revenue model of many live streaming focused media providers, like Pandora, Snapchat, Spotify, and others, is inherently flawed in that revenue generation (from advertisers) has not been able to keep pace with the overhead necessary to operate these types of companies in an ad based environment. Most of them rely on a fixed subscription fee for unlimited content (ie songs); it would mean that each subscription can become a loss center if too many royalty based songs are downloaded. Many of these companies operate on thin gross margins as many allow unlimited streaming for a fixed or no monthly fee, and yet they are obligated to pay royalties based on streaming volume. If their ad revenues ran below their royalties, they would lose money every time a user live streams a content (song).

One well known exception is YouTube Red, which is based on subscriptions and is ad free. However, creators on YouTube Red do not have a full control of their income as they all share from one revenue pool, which is split each pay period between all the YouTube Red creators and song royalty owners.

The Company’s business model runs counter to current industry trends by eliminating advertisement based revenue and its necessary by product - annoying ads which intrude on content. Instead, our revenue stream is based on ticket sales and gratuities from site users.

Our Value Proposition.

Management believes we offer a strong value proposition to content providers and users alike.

From a user perspective, we believe the TV broadcasting industry and many web content sites have created an adversarial position with their viewers. They place too much emphasis on ad based revenues. In many cases, the content is thinly veiled information designed to create clicks for ad based programs. In some cases, the content On average, a TV viewer and internet user spends 20%-30% of their time watching ads. In addition, many internet ads are designed to limit or reduce the viewable content on a page. In many cases, viewing content is surrounded by ads vertically and horizontally making it difficult to view or read your desired information. Users typically inadvertently or unknowingly click on ads leading them to an unwanted internet journey. As such, many internet sites have alienated many of their viewers. As discussed above, the cornerstone of our business model is to eschew advertising dollars as our revenue stream in favor of revenues from program sales and gratuities from our channels. Thus, we feel our content offering is fresh alternative for our viewers, meaning zero ads with many of channels of content managed by the channel producers.

From a content provider standpoint, we will attract and draw from the literally tens of thousands of comedians, musicians, professors, animation producers, news reporters and web gurus. Management believes many of these content providers merely lack the name recognition and media exposure of famous internet gurus. We intend to scout the internet for savvy live streaming producers, educators, bloggers and news casters, and engage them with our product offerings. We believe they will be eager to participate with us as we will provide them with the delivery facility consisting of the technical infrastructure, data security, scheduling and payment gateway. We intend to develop a large user base and drive traffic to the specific channels based upon our users’ preferences and alert settings. We also expect to capture their existing user base and migrate them to our site.

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Our Competition

We operate in the internet products, services, and content markets and to a lesser extent the TV market, which are highly competitive and characterized by rapid changes, converging technologies, and increasing competition. Our most significant competition for users will come from YouTube and YouTube Red and to a lesser extent social networking sites, such as Facebook and Twitter.

Our principal considerations related to attracting and retaining online users include functionality, ease of use, diverse content from a wide range of providers, the arrangement of content by channels, and most importantly creating a user experience which is free of ad clutters. We consider our ad free content our most significant competitive advantage.

Notwithstanding our perceived competitive advantages, we face competitions from companies that are substantially larger, better-financed companies that may develop products superior to our proposed products.  Our future success depends on our ability to compete effectively with our competitors. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

●	substantially greater financial, technical and marketing resources;

●	larger customer bases;

●	better name recognition; and

●	potentially more expansive product or channel offerings.

These competitors are likely to command a larger market share, which may enable them to establish a stronger competitive position than we have, in part, through greater marketing opportunities. Further, our competitors may be able to respond more quickly than us to new or emerging technologies and changes in user preferences and to devote greater resources than us to developing and operating networks of affinity websites. These competitors may develop products or services that are comparable or superior. If we fail to address competitive developments quickly and effectively, we may not become or be able to remain a viable entity.

Regulatory Matters

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations. We are subject to the laws and regulations of those jurisdictions in which we plan to conduct our services and sell advertising, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our management consists of:

Name	Age	Title

Keith Wong	65	Chairman, Chief Executive Officer, Chief Financial Officer and Director

Norm Klein	69	Vice President Marketing

Mr. Wong has been Chairman, Chief Executive Officer, Chief Financial Officer and Director of Live Inc. since inception (September 6, 2016). Mr. Wong brings over 30 years of experiences in sales, business management, finance, manufacturing and business networks. Prior to 2001, Mr. Wong worked as a hardware and software engineer, sales manager for several technology companies including GE, Computervision, Tektronix, and Coherent. From 2001 until 2013, Mr. Wong was President and CEO of ATC Technology Group, which became EastBridge Investment Group, which later became Cellular Biomedicine Group Inc., a Nasdaq listed company (“CBMG”). From March 5, 2013 to March 4, 2014, Mr. Wong was a director of CBMG. From August 2014 to September 6, 2016, Mr. Wong was a business consultant to mainly start up enterprises. Mr. Wong holds degrees in Bachelor of Science and Master of Science in Electrical Engineering from Rutgers University and Northeastern University, respectively. Mr. Wong has also successfully completed the Advanced Management Program (AMP 2014) for executives from Harvard Business School in 2014. Mr. Wong holds

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two U.S. utility patents and one U.S. design patent. In considering Mr. Wong's eligibility to serve on the Board, the Board considered his extensive experiences in finance, marketing, sales and operational matters for public and early stage companies.

Mr. Norm Klein has served as our Vice President of Marketing since November 1, 2018. Mr. Klein has been in commercial real estate since 2013 in Arizona. From 2005 to 2013, Mr. Klein was the Chief Operating Officer of EastBridge Investment Group, which later became CBMG. Mr. Klein holds a Bachelor of Science degree from Rose-Hulman Institute of Technology and a Master’s in Business Administration from Iowa University.

Potential Conflicts

The OTC-QB on which we plan to have our shares of common stock quoted does not currently have any director independence requirements. Thus, we are not currently subject to corporate governance standards defining the independence of our directors, and we have chosen to define an “independent” director in accordance with the NASDAQ Global Market’s requirements for independent directors.

Under the NASDAQ rules, our current director would not qualify as an independent director.

Since inception, Mr. Wong has dedicated a substantial amount all of his business time and attention to the affairs of the Company. However, the existing consulting agreement with Mr. Wong does not require him to work exclusively for the Company. Mr. Klein has a recent consulting agreement with the Company. Therefore, certain conflicts of interest may arise between us and our officers and director in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

Currently we have only two officers, and one is our director. We will seek to add additional officer(s) and/or director(s) as and when the proper personnel are located, and terms of employment are mutually negotiated and agreed, and we have sufficient capital resources and cash flow to make such offers.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Code of Business Conduct and Ethics

The Company has adopted the following Code of Business Conduct.

The conduct of our officers shall be governed by this Code of Ethics, pursuant to Section 406 of the Sarbanes-Oxley Act, in order to deter wrongdoing and to promote:

  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships
  Full, fair, accurate, timely and understandable disclosure in reports and documents that company files with, or submits to, the Commission and in other public communications made by the Company
  Compliance with applicable governmental laws, rules and regulations
  The prompt internal reporting of violations of the Code to the appropriate person or persons identified in the Code
  Accountability for adherence to the Code

1. The Chief Executive Officer, the Chief Financial Officer, the Controller, and other senior officers performing financial management functions shall maintain the highest standards in performing their duties.

Employees subject to this requirement include the chief executive officer, the chief financial officer, controller or chief accounting officer, and any person who performs similar functions. However, the Company expects that all employees who participate in the preparation of any part of the Company's financial statements should follow these guidelines:

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  Act with honesty and integrity, avoiding violations of the Code, including actual or apparent conflicts of interest with the Company in personal and professional relationships.
  Disclose to the Governance Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to any violations of the Code, including actual or apparent conflicts of interest with the Company.
  Provide the Company's other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable.
  Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company's periodic reports.
  Comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.
  Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.
  Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage.
  Maintain skills important and relevant to the Company's needs.
  Proactively promote ethical behavior among peers in your work environment.
  Achieve responsible use of and control over all assets and resources employed or entrusted to you.
  Record or participate in the recording of entries in the Company's books and records that are accurate to the best of your knowledge.

2. All known or suspected violations of the Code of Ethics shall be reported to the Governance Compliance Officer. The Corporate Secretary and Governance Compliance Officer will maintain a record of violations of the Code that are reported and of the disposition of each violation. The Company will maintain if the employee so desires, the anonymity of the employee and the confidentiality of the information that is reported. However, in order to conduct an effective investigation, it may not be possible to maintain confidentiality and anonymity.

3. Senior Financial Officers should assist in any investigation by any regulatory or law enforcement agency, elected officials or others responsible for such matters, concerning matters described in:

  Section 806 of the Sarbanes-Oxley Act, which relates to fraud.
  Section 301 of the Sarbanes-Oxley Act, which relates to questionable accounting, internal controls and auditing matters.
  Item 406 of S.E.C. Regulations S-K which relates to conduct that is not honest and ethical, conflicts of interest, and disclosures in SEC reports and other public disclosures that are not full, fair, accurate, timely and understandable, and
  Nasdaq listing requirements.

4. The Company will not retaliate against an officer, director or employee who files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding filed or about to be filed regarding any matter covered in paragraph 3, above.

5. Any waivers of the Code for directors or executive officers must be approved by the Board and be promptly disclosed to shareholders.

6. The Company's Audit Committee shall also issue procedures for the reporting to them of complaints regarding accounting, internal accounting controls or auditing matters and submission to them by employees of concerns regarding accounting or auditing matters. Such procedures shall be in addition to, and not in lieu of, any procedures established by this Code of Ethics.

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7. The Governance Compliance Officer shall be appointed by the CEO.

Board of Directors

All directors will hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. All officers are appointed annually by the board of directors subject to existing employment agreements and will serve at the discretion of the board.

Involvement in Certain Legal Proceedings

Except as described below, during the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of Live Inc.:

1.

had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining his from or otherwise limiting his involvement in any of the following activities:

i.

acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	engaging in any type of business practice; or

iii.	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

4.	was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of a federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3) (i), above, or to be associated with persons engaged in any such activity; or

5.	was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

Our Board of Directors acts as our Audit Committee and the Board has no separate committees. We expect our Board of Directors to appoint an audit committee, a nominating committee and a compensation committee and to adopt charters relative to each such committee in the near future. We intend to appoint such persons to committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange.

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EXECUTIVE COMPENSATION

 Summary Executive Compensation Table

The following table reflects the Summary Compensation for our named executive officers for fiscal years ended December 31, 2018, 2017 and 2016, respectively. For such periods, there were no bonus, non-equity plan compensation, nonqualified compensation earnings or other compensation other than as stated below for the named executive officers.

Name and principal position (a)	Year	Salary ($)	Stock Awards Shares($)	Total ($)
Keith Wong	2016	100,000	9,167	109,167
Chief Executive Officer and	2017	300,000	27,500	327,500
Chief Financial Officer	2018	152,062	27,500	179,562

David Talbot	2016	66,667	64,167	130,834
Former Chief Technology Officer	2017	200,000	27,500	227,500

The Company and Mr. Keith Wong entered into a Consulting Agreement dated September 1, 2016, as amended on January 23, 2018 and March 2, 2018. Pursuant to the original agreement Mr. Wong was entitled to receive annual cash compensation of $300,000. The original agreement was amended by the parties on March 2, 2018 and Mr. Wong’s annual compensation was revised to $150,000. Payment of the cash compensation will accrue and be payable upon the earlier of; a Nasdaq listing or an aggregate of at least 51% ownership of the Company is beneficially controlled by parties other than the current management (as of March 2, 2018). In addition, he is entitled to receive 1,000,000 shares of common stock which will vest over four years (or monthly at the rate of 20,833 shares per month). The term of the agreement is four years and either party may terminate the agreement by delivering notice to the other party. For fiscal year ended December 31, 2016, Mr. Wong was entitled to receive 83,332 shares of common stock valued at $9,167 or $0.11 per share. For fiscal years ended December 31, 2017 and 2018, respectively, Mr. Wong was entitled to receive 250,000 shares of common stock valued at $27,500 or $0.11 per share for each such year. As of the date of this Prospectus, the Company has not issued any shares of common stock under the Consulting Agreement.

The Company and Mr. David Talbot entered into a Consulting Agreement dated September 1, 2016, as amended on January 23, 2018 and March 21, 2018. Pursuant to the original agreement, Mr. Talbot was entitled to receive annual cash compensation of $200,000. The original agreement was amended by the parties on March 21, 2018 and Mr. Talbot’s annual cash was revised to $100,000. As stated below, the agreement was terminated on October 1, 2018 by the parties. Payment of the cash compensation was to accrue and be payable upon the earlier of; a Nasdaq listing or an aggregate of at least 51% ownership of the Company is beneficially controlled by parties other than the current management as of March 21, 2018. In addition, he was entitled to receive 1,500,000 shares of common stock, of which 500,000 shares vested immediately and 1,000,000 shares vested over four years (or monthly at the rate of 20,833 shares per month). The term of the agreement was four years and either party could terminate the agreement by delivering notice to the other party. For fiscal year ended December 31, 2016, Mr. Talbot received 500,000 shares of common stock and was entitled to receive an additional 83,332 shares of common stock valued at $9,167 or $0.11 per share and for fiscal year ended December 31, 2016, Mr. Talbot was entitled to receive 250,000 shares of common stock valued at $27,500 or $0.11 per share for fiscal year ended December 31, 2017. On October 1, 2018, the parties entered into an agreement whereby the Company conveyed certain assets to Mr. Talbot and in exchange, the parties terminated the consulting agreement and Mr. Talbot returned 500,000 shares of common stock to the Company and he further surrendered all claims to unissued common stock and accrued compensation of $404,737 under the terminated consulting agreement.

The Company also entered into a Consulting Agreement with Norman Klein dated November 1, 2018. Mr. Klein is entitled to receive

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annual cash compensation of $50,000. Payment of the cash compensation will accrue and be payable upon a Nasdaq listing or an acquisition of the Company. In addition, he is entitled to receive 74,000 shares of common stock which will vest over two years (or monthly at the rate of 3,083 shares per month). The term of the agreement is four years and either party may terminate the agreement by delivering notice to the other party. The Company has not issued any shares of common stock under the Consulting Agreement.

Outstanding Equity Awards At Fiscal Year-End

The following table reflects the Outstanding Equity Awards for our named executive officers as of fiscal year ended December 31, 2018. There were no option awards as of such date.

Stock Awards

Name	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Keith Wong	416,668	45,833	0	0

Except as stated in the Stock Awards Table above, none of our named executive officers exercised any stock options, and no restricted stock awards, if any, held by our named executive officers vested during the annual period ended December 31, 2018. The Company has no activity with respect to these awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 30, 2019, we had 7,400,000 shares of common stock outstanding. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of June 30, 2019; of all directors and executive officers of Live Inc. and of our directors and officers as a group. Except as stated herein, the address of the shareholder is the address of the Company.

Name	Number of Shares(1)	Percent of Common Stock Prior to Offering	Percent of Common Stock Assuming 369,823 Shares Are Sold(1)	Percent of Common Stock Assuming 739,645 Shares Are Sold(1)
Officers and Directors
Keith Wong	7,829,693(2)	98.1%	93.7%	89.8%

Norman Klein	17,530(3)	<1%	<1%	<1%

Officers and Directors	7,847,223	98.1%	93.7%	89.8%
(as a Group - 2 persons)

42

(1)	The percent of common stock owned is calculated using the sum of (A) the number of shares of common stock owned and (B) the number of warrants and options of the Beneficial Owner that are exercisable within 60 days, as the numerator, and the sum of (Y) the total number of shares of common stock outstanding (Z) and the number of warrants and options of the Beneficial Owner that are exercisable within 60 days, as the denominator.

(2)	The amount includes 583,333 shares of common stock due Mr. Wong as of December 31, 2018 under his consulting agreement with the Company which shares are unissued.

(3)	The amount includes 6,166 shares of common stock due Mr. Klein as of December 31, 2018 under his consulting agreement with the Company which shares are unissued.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and Mr. Keith Wong entered into a Consulting Agreement dated September 1, 2016, as amended on January 23, 2018 and March 2, 2018. Pursuant to the original agreement Mr. Wong was entitled to receive annual cash compensation of $300,000. The original agreement was amended by the parties on March 2, 2018 and Mr. Wong’s annual compensation was revised to $150,000. Payment of the cash compensation will accrue and be payable upon the earlier of; a Nasdaq listing or an aggregate of at least 51% ownership of the Company is beneficially controlled by parties other than the current management (as of March 2, 2018). In addition, he is entitled to receive 1,000,000 shares of common stock which will vest over four years (or monthly at the rate of 20,833 shares per month). The term of the agreement is four years and either party may terminate the agreement by delivering notice to the other party. For fiscal year ended December 31, 2016, Mr. Wong was entitled to receive 83,332 shares of common stock valued at $9,167 or $0.11 per share. For fiscal years ended December 31, 2017 and 2018, respectively, Mr. Wong was entitled to receive 250,000 shares of common stock valued at $27,500 or $0.11 per share for each such year. As of the date of this Prospectus, the Company has not issued any shares of common stock under the Consulting Agreement.

On October 1, 2016, Mr. Keith Wong received 2,000,000 shares of common stock of the Company for services rendered including the organization of the Company.

On October 1, 2016, the Company issued 4,566,360 shares of common stock to OPL Capital, a company owned by Mr. Wong, at par value of $.0001 as founder shares.

On November 19, 2017, Mr. Wong bought 500,000 shares of common stock for $20,000 from a former consultant of the Company. In October 2016, the Company sold 69,000 shares of common stock to Keith Wong, CEO for cash proceeds of $69,000 and in July and August 2017, the Company sold a total of 111,000 shares of common stock to Mr. Wong for total cash proceeds of $111,000.

On July 31, 2017, the Company executed a promissory note with Mr. Wong for $200,000. The note accrues interest at a rate of 10% per annum and is due on demand. As of December 31, 2018, there is $30,082 of accrued interest.

Except as set forth above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or
(D)

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

43

 DESCRIPTION OF CAPITAL STOCK

Introduction

We were incorporated under the laws of the State of California on September 6, 2016. We are authorized to issue 10,000,000,000 shares of common stock.

Common Stock

         Our certificate of incorporation authorizes the issuance of 10,000,000,000 shares of common stock. There are 7,400,000 shares of our common stock issued and outstanding at December 31, 2018 that is held by nine shareholders. The holders of our common stock:

-	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

-	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

-	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

-	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

Authorized but Un-issued Capital Stock

California law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock (and/or preferred stock) may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

PLAN OF DISTRIBUTION

There is no public market for our common stock. Our common stock is currently held by nine shareholders. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited. No market maker has agreed to file an application with FINRA. There can be no assurance as to whether a market maker will file an application with FINRA or such market maker’s application will be accepted by FINRA nor can we estimate the time period that will be required for the application process. In the absence of quotation or listing, no market is available for investors in our common stock to sell their shares. We cannot provide any assurance that a meaningful trading market will ever develop or that our common stock will ever be quoted or listed for trading.

If the shares of our common stock ever become tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell their shares at or greater than the price at which they are being offered.

This offering will be conducted on a best-efforts basis utilizing the efforts of Mr. Wong, president, and chief executive officer of the Company. Potential investors include, but are not limited to, family, friends and acquaintances of Mr. Wong. The intended methods of communication include, without limitation, telephone calls and personal contact. In his endeavors to sell this offering, Mr. Wong will not use any mass advertising methods such as the internet or print media.

    Mr. Wong will not receive commissions for any sales originated on our behalf. We believe that Mr. Wong is exempt from registration as a broker under the provisions of Rule 3a4-1 promulgated under the Exchange Act. In particular, Mr. Wong:

44

1.	Is not subject to a statutory disqualification, as that term is defined in Section 3(a)39 of the Act, at the time of his participation;

a.	Is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

b.	Is not an associated person of a broker or dealer; and

c.	Meets the conditions of the following:

i.	Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities;

ii.	Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

iii.	Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs within this section, except that for securities issued pursuant to Rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within a Rule 415 registration

   There can be no assurance that all, or any, of the shares will be sold. As of this date, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent. However, if we were to enter into such arrangements, we will file a post-effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named herein. In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we have not identified the specific states where the offering will be sold.

The proceeds from the sale of the shares in this offering will be payable to the Company, and will be deposited in a noninterest-bearing bank account until the subscription agreements are accepted by the Company. Failure to do so will result in checks being returned to the investor who submitted the check. No interest will be paid to any shareholder or the Company. All subscription agreements and checks are irrevocable (except as to any states that require a statutory cooling-off period or rescission right). All subscription funds will be held in the Escrow Account pending acceptance of the subscriptions by Live Inc., and funds will be released to Live Inc. as received, until the maximum offering has been subscribed.

Investors can purchase common stock in this offering by completing a Subscription Agreement, a copy of which is filed as Exhibit 99.1a to the registration statement of which this prospectus is a part, and sending it together with payment in full. All payments must be made in U.S. currency either by personal check, bank draft, or cashier check. There is no minimum subscription requirement. All subscription agreements and checks are irrevocable (except as to any states that require a statutory cooling-off period or rescission right). The Company expressly reserves the right to either accept or reject any subscription. Any subscription rejected will be returned to the subscriber within five business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

Any purchasers of our securities should be aware that any market that develops in our common stock will be subject to “penny stock” restrictions.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

45

Our shares of common stock are subject to the "penny stock" rules of the Securities and Exchange Commission. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

Section 15(g) of the Exchange Act

Our shares will be covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 excluding revenue or annual income exceeding $200,000 or $300,000 jointly with their spouses).

                   Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules (but is not applicable to us).

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

   Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

46

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

- the basis on which the broker or dealer made the suitability determination, and

- that the broker or dealer received a signed, written agreement from the investor prior to the transaction

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, which is likely, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it difficult to dispose of the Company’s securities.

SELECTED FINANCIAL DATA

Not applicable because we are a smaller reporting company.

SUPPLEMENTARY FINANCIAL INFORMATION

Not applicable because we are a smaller reporting company.

EXPERTS

               The financial statements of the Company as of December 31, 2017 and December 31, 2018 included in this prospectus have been audited by independent registered public accountants Michael Gillespie and Associates, PLLC.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Daniel H. Luciano, Esq. Califon, New Jersey.

 SHARES ELIGIBLE FOR FUTURE SALE

Immediately after the effectiveness of this registration statement, assuming the full subscription of the shares of common stock of the offering covered by this Prospectus, 739,645 shares of common will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our affiliates within the meaning of Rule 144 under the Securities Act. The remaining 7,400,000 shares (our current issued and outstanding shares), including 7,246,360 shares held by our Mr. Keith Wong, an affiliate of the Company, are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required

47

reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the holders of the restricted shares will be able to sell their shares, pursuant to Rule 144 three months after the effectiveness of this registration statement. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding, which will equal 746,276 shares immediately after this offering; or
•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 would also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to our registration statement.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to certain informational requirements of the Exchange Act, as amended and we will be required to file periodic reports (i.e., annual, quarterly and material events) with the SEC which will be immediately available to the public for inspection and copying. In the event during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8-A (of which we have no current plans to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file such periodic reports with the SEC and access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we may be required to deliver periodic reports to security holders as proscribed by the Exchange Act, as amended. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act until we have both 500 or more security holders and greater than $10 million in assets. This means that access to information regarding our business and operations will be limited.

You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Live Inc.

315 Montgomery Street

9th Floor

San Francisco, CA 94104.

480 902 3062

48

LIVE, INC.

F-1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Live, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Live, Inc. as of December 31, 2018 and 2017 (restated) and the related statements of operations, changes in stockholders’ equity/deficit, cash flows, and the related notes (collectively referred to as “financial statements”) for the years ended December 31, 2018 and 2017 (restated). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017 (restated) and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, the Company has limited operations and it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 2017.

Seattle, Washington

July 10, 2019

F-2

LIVE, INC. BALANCE SHEETS

	December 31,	December 31,
	2018	2017
ASSETS		(restated)
Current Assets:

Cash	$256,407	$306,137
Prepaid	1,019
Total Current Assets	257,426	306,137

Total Assets	$257,426	$306,137

LIABILITIES AND STOCKHOLDERS' DEFICIT

Accrued Interest – related party	$30,082	$10,082
Accounts payable	17,245	—
Note payable – related party	200,000	200,000
Accrued compensation	—	266,667
Accrued officer compensation – related party	543,862	393,000

Total Liabilities	791,189	869,749

Stockholders' Equity (Deficit):
Common stock, $0.0001 par value; 10,000,000,000 shares authorized, 7,400,000 and 7,950,000 shares issued and outstanding, respectively	791	796
Additional paid-in capital	417,200	359,853
Common stock to be issued	64,845	73,334
Treasury Stock	(50)	—
Accumulated deficit	(1,016,549)	(997,595)

Total Stockholders’ Deficit	(533,763)	(563,612)

Total Liabilities and Stockholders' Deficit	$257,426	$306,137

The accompanying notes are an integral part of these financial statements.

F-3

LIVE, INC. STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2018	2017
		(restated)
Revenue	$29,845	$—
Cost of revenue	11,778	—
Gross Margin	18,067	—

Operating Expenses:
Officer compensation – related party	179,562	327,500
Consulting	101,402	398,125
Professional fees	15,650	9,545
General & administrative expenses	67,852	50,004
Total operating expenses	364,466	785,174

Loss from operations	(346,399)	(785,174)

Other income (expense):
Interest expense	(20,000)	(10,082)
Gain on forgiveness of debt	347,445	216,667
Total other income	327,445	206,585

Loss before income taxes	(18,954)	(578,589)

Provision for income taxes	—	—

Net loss	$(18,954)	$(578,589)

Loss per share, basic and diluted	$(0.00)	$(0.07)

Weighted average shares, basic and diluted	7,823,425	7,882,433

The accompanying notes are an integral part of these financial statements.

F-4

LIVE, INC. STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT) December 31, 2018
	Common Stock
	Shares	Amount	Additional Paid in Capital	Common Stock to be Issued	Treasury Stock	Accumulated Deficit	Total
Balance, December 31, 2016	7,839,000	$785	$219,072	$27,501	$-	$(419,006)	$(171,648)
Common stock issued for cash	111,000	11	110,989	-	-	-	111,000
Common stock issued for services	-	-	-	75,625	-	-	75,625
Common stock issued for services - cancelled	-	-	29,792	(29,792)	-	-	-
Net Loss for the year ended December 31, 2017 (restated)	-	-	-	-	-	(578,589)	(578,589)
Balance, December 31, 2017 (restated)	7,950,000	796	359,853	73,334	-	(997,595)	(563,612)
Common stock issued for services	-	-	-	48,803	-	-	48,803
Common stock issued for services - cancelled	(550,000)	(5)	55	-	(50)	-	-
Forgiveness stock payable	-	-	57,592	(57,592)	-	-	-
Net Loss for the year ended December 31, 2018	-	-	-	-	-	(18,954)	(18,954)
Balance, December 31, 2018	7,400,000	$791	$417,500	$64,545	$(50)	$(1,016,549)	$(533,763)

The accompanying notes are an integral part of these financial statements.

F-5

LIVE, INC. STATEMENTS OF CASH FLOWS
	For the Years Ended December 31
	2018	2017
Cash flows from operating activities:		(restated)

Net loss	$(18,954)	$(578,589)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation – related party	27,500	27,500
Stock based compensation	21,303	48,125
Forgiveness of debt	(347,445)	(216,667)
Changes in assets and liabilities:
Prepaid	(1,019)	—
Accrued expenses	17,245	(941)
Accrued interest – related party	20,000	10,082
Accrued compensation– related party	150,818	296,000
Accrued compensation	80,822	350,000

Net cash used in operating activities	(49,730)	(64,490)

Cash flows from investing activities:	—	—

Cash flows from financing activities:
Loan from an officer	—	200,000
Common stock sold for cash	—	111,000

Net cash provided by financing activities	—	311,000

Net increase in cash	(49,730)	246,510

Cash, beginning of year	306,137	59,627

Cash, end of year	$256,407	$306,137

Supplemental Disclosures:
Interest paid	$—	$—
Income taxes paid	$—	$—

Supplemental disclosure of non-cash activities:
Forgiveness of common stock to be issued	$57,592	$29,792

The accompanying notes are an integral part of these financial statements.

F-6

LIVE, INC.

Notes to Financial Statements

December 31, 2018 and 2017

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Nature of Business

Live, Inc. (The “Company”), formerly known as Taluhu Inc. was organized on September 6, 2016, under the laws of the State of California. On September 29, 2016 the Company changed its name from Taluhu Inc. to Live Inc. We are cloud based broadcasting network. Each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. Content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee. We will receive an agreed percentage of the fees. Our offices are located at 315 Montgomery Street, 9th Floor, San Francisco, CA 94104.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the year ended December 31, 2018 or 2017.

Reclassifications

Certain reclassifications have been made to the prior period financial information to conform to the presentation used in the financial statements for the year ended December 31, 2018.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

F-7

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments.  The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2018.

Revenue Recognition

Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers ("Topic 606"), became effective for the Company on January 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the "modified retrospective" transition method for open contracts for the implementation of Topic 606. As sales are primarily from the sale of services to customers, and the Company has no significant post-delivery obligations, this new standard did not result in a material recognition of revenue on the Company’s financial statements for the cumulative impact of applying this new standard.

Revenue from services are recognized under Topic 606 in a manner that reasonably reflects the delivery of its services to customers in return for expected consideration and includes the following elements:

•	executed contracts with the Company’s customers that it believes are legally enforceable;
•	identification of performance obligations in the respective contract;
•	determination of the transaction price for each performance obligation in the respective contract;
•	allocation the transaction price to each performance obligation; and
•	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied as summarized below:

•	Revenue is recognized when the Company performs its obligations under the contracts it has with its customers to deliver services at an agreed upon price and it is generally when those services have been provided.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the change was signed into law. Accordingly, the Company adjusted its deferred tax assets and liabilities at December 31,2018, using the new corporate tax rate of 21 percent.

The Company adopted ASC 740-10-25 (“ASC 740-10-25”) with regard to uncertainty income taxes.  ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures.  We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Stock-based Compensation

We account for equity-based transactions with nonemployees under the provisions of ASC Topic No. 505-50, Equity-Based Payments

F-8

to Non-Employees (“ASC 505-50”). ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

We account for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

For the years ended December 31, 2018 and 2017, there were no dilutive shares.

Recently issued accounting pronouncements

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU makes targeted amendments to the accounting for employee share-based payments. This guidance is to be applied using various transition methods such as full retrospective, modified retrospective, and prospective based on the criteria for the specific amendments as outlined in the guidance. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. This new guidance will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual reporting periods, and early adoption is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”), which updated through several revisions and clarifications since its original issuance and supersedes previous revenue recognition guidance.  This guidance introduces a new principles-based framework for revenue recognition, requiring an entity to recognize revenue representing the transfer of promised goods or services to customers in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The update also requires new qualitative and quantitative disclosures, beginning in the quarter of adoption, regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, information about contract balances and performance obligations, and assets recognized from costs incurred to obtain or fulfill a contract.  The update may be applied using one of two prescribed transition methods: retrospectively to the prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the modified retrospective method. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. This new guidance will be effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years and early adoption is

F-9

permitted, including adoption in an interim period. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which provides guidance that will require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This new guidance will be effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years and early adoption is permitted, including adoption in an interim period. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business.   This ASU clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This new guidance will be effective for annual reporting periods beginning after December 15, 2017, including interim periods within those periods. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This ASU simplifies the subsequent measurement of goodwill by eliminating the second step of the goodwill impairment test, which required computing the implied fair value of goodwill. Under the amendments in this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This new guidance will be effective January 1, 2020. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting. This ASU clarifies an entity’s ability to modify the terms or conditions of a share-based payment award presented. An entity should account for the effects of a modification unless all the following are met: the fair value of the modified award has not changed from the fair value on the date of issuance; the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and, the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. This new guidance will be effective for annual reporting periods beginning after December 15, 2017, including interim periods within those periods. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This ASU clarifies the recognition, measurement, and effect on earnings per share of certain freestanding equity-classified financial instruments that include down round features affect entities that present earnings per share in accordance with the guidance in Topic 260, Earnings Per Share. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. This new guidance will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those periods.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-10

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $1,016,549 at December 31, 2018, had a net loss of $18,954 and net cash used in operating activities of $49,730 for the year ended December 31, 2018. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 4 - RELATED PARTY

On July 31, 2017, the Company executed a promissory note with Keith Wong, CEO for $200,000. The note accrues interest at a rate of 10% per annum and is due on demand. As of December 31, 2018, there is $30,082 of accrued interest.

During the year ended December 31, 2017, the Company sold 111,000 shares of common stock to Keith Wong, CEO for total cash proceeds of $111,000.

During the year ended December 31, 2017, the Company granted 250,000 shares of common stock to its CEO for services rendered, for total non-cash expense of $27,500. Since the Company’s common stock is not currently trading shares were issued at the price of shares recently sold to third parties of $0.11.

During the year ended December 31, 2018, the Company granted 250,000 shares of common stock to its CEO for services rendered, for total non-cash expense of $27,500. Since the Company’s common stock is not currently trading shares were issued at the price of shares recently sold to third parties of $0.11.

As of December 31, 2018, 583,336 shares have not yet been issued by the transfer agent, and have been credited to common stock to be issued.

NOTE 5 – COMMON STOCK

On September 30, 2017, the Company and one of its consultants entered into a termination agreement which included terms to forgive all accrued compensation and granted common stock to be issued. As a result, $216,667 of accrued compensation was credited to a gain on forgiveness of debt and 250,000 shares that were granted but not issued resulted in a debit to common stock to be issued of $29,792 and a credit to additional paid in capital.

On October 8, 2018, 50,000 shares of common stock previously issued for services was returned to the company for nonperformance of those services.

On October 1, 2018, the Company and one of its consultants entered into a termination agreement which included terms to return 500,000 shares of common stock and forgive all accrued compensation and granted common stock to be issued. As a result, $347,445 of accrued compensation was credited to a gain on forgiveness of debt and 520,833 shares that were granted but not issued resulted in a debit to common stock to be issued of $57,592 and a credit to additional paid in capital. In addition, the 500,000 shares that were returned to the Company, valued at par pf $0.0001 as no consideration was paid for the, were debited to the treasury stock account for $50.

Pursuant to the terms of a consulting agreement dated November 1, 2018, the Company granted 74,000 shares of common stock. The shares vest equally over twenty-four months. As of December 31, 2018, 6,166 shares have vested for total non-cash compensation expense of $678. As of December 31, 2018, the shares have not yet been issued by the transfer agent and have therefore been credited to common stock to be issued.

Refer to Note 4 for related party equity transactions.

F-11

NOTE 6 – RESTATEMENT

The December 31, 2017 financial statements are being restated to correct the accounting for the forgiveness of accrued compensation.

	For the Year Ended December 31, 2017
	As Reported	Adjustment		As Restated
Operating Expenses:
Officer compensation	$725,625	$(398,125)	(2)	$327,500
Consulting	—	398,125	(2)	398,125
Professional fees	9,545	—		9,545
General & administrative expenses	50,004	—		50,004
Total operating expenses	785,174	—		785,174

Other income (expense):
Interest expense	(10,082)	—		(10,082)
Gain on forgiveness of debt	—	216,667	(1)	216,667
Total other income (expense)	(10,082)	216,667	(1)	206,585

Net loss	$(795,256)	216,667	(1)	$(578,589)

Loss per share, basic and diluted	$(0.10)			$(0.07)

Weighted average shares, basic and diluted	7,882,433			7,882,433

	December 31, 2017
	As Reported	Adjustment		As Restated
Total assets	$306,137	$—		$306,137
Total Liabilities	869,749	—		869,749

Common stock	796	—		796
Additional paid-in capital	576,520	(216,667)	(1)	359,853
Common stock to be issued	73,334	—		73,334
Accumulated deficit	(1,214,262)	216,667	(1)	(997,595)
Total Stockholders’ Deficit	(563,612)	—		(563,612)
Total Liabilities and Stockholders' Deficit	$306,137	$—		$306,137

(1)	On September 30, 2017, the Company terminated its agreement with one of its consultants. The consultant released the Company of all claims to accrued salary and stock granted but not issued. At the time the forgiveness of the accrued salary was accounted for in error as it was thought that the consultant was a related party, which he was not. As a result, $216,667 of accrued compensation that was originally credited to additional paid in capital has now been credited to a gain on forgiveness of debt.

(2)	Amount is being reclassed to correctly disclose it as consulting expense not officer compensation.

NOTE 7 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used due to the new tax law recently enacted.

F-12

The provision for Federal income tax consists of the following at December 31:

	2018	2017
Federal income tax benefit attributable to:
Current Operations	$4,000	$121,500
Less: valuation allowance	(4,000)	(121,500)
Net provision for Federal income taxes	$—	$—

The cumulative tax effect at the expected rate of 21% of significant items comprising our net deferred tax amount is as follows at December 31:

	2018	2017
Deferred tax asset attributable to:
Net operating loss carryover	$213,000	$209,000
Less: valuation allowance	(213,000)	(209,000)
Net deferred tax asset	$—	$—

At December 31, 2018, the Company had net operating loss carry forwards of approximately $213,000 that maybe offset against future taxable income.  No tax benefit has been reported in the December 31, 2018 or 2017 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount. The change in the valuation allowance for the year ended December 31, 2018 was an increase of approximately $4,000.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws that affects 2018 and future years, including a reduction in the U.S. federal corporate income tax rate to 21% effective January 1, 2018.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

ASC Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of December 31, 2018, the Company had no accrued interest or penalties related to uncertain tax positions.

NOTE 8 - SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following.

On June 21, 2019, the Company executed a promissory note with Keith Wong, CEO, for $160,000. The loan is unsecured, accrues interest at 4%, compounded quarterly, and is due on demand.

F-13

LIVE, INC.

F-1

LIVE, INC. BALANCE SHEETS

	June 30,	December 31,
	2019	2018
ASSETS	(unaudited)
Current Assets:
Cash	$367,411	$256,407
Prepaid	2,805	1,019
Total Current Assets	370,216	257,426

Software development	18,000	—

Total Assets	$388,216	$257,426

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accrued Interest – related party	$40,176	$30,082
Accounts payable	42,279	17,245
Note payable – related party	360,000	200,000
Accrued officer compensation – related party	608,861	543,862
Total Current Liabilities	1,051,316	791,189

Total Liabilities	1,051,316	791,189

Stockholders' Equity (Deficit):
Common stock, $0.0001 par value; 10,000,000,000 shares authorized, 7,400,000 and 7,400,000 shares issued and outstanding, respectively	791	791
Additional paid-in capital	417,200	417,200
Common stock to be issued	80,629	64,845
Treasury Stock	(50)	(50)
Accumulated deficit	(1,161,670)	(1,016,549)

Total Stockholders’ Deficit	(663,100)	(533,763)

Total Liabilities and Stockholders' Deficit	$388,216	$257,426

The accompanying notes are an integral part of these unaudited financial statements.

F-2

LIVE, INC. STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

Revenue	$—	$9,091	$—	$14,111
Cost of revenue	—	5,968	—	8,055
Gross Margin	—	3,123	—	6,056

Operating Expenses:
Officer compensation – related party	39,375	48,092	78,750	78,750
Consulting	13,517	12,072	27,034	86,589
Professional fees	2,200	7,500	13,825	12,000
General & administrative expenses	308	9,504	16,770	35,105
Total operating expenses	55,400	77,168	136,379	212,444

Loss from operations	(55,400)	(74,045)	(136,379)	(206,388)

Other income (expense):
Interest expense	(5,162)	(4,986)	(10,094)	(9,972)
Interest income	1,010	—	1,352	—
Total other expense	(4,152)	(4,986)	(8,742)	(9,972)

Loss before income taxes	(59,552)	(79,031)	(145,121)	(216,360)

Provision for income taxes	—	—	—	—

Net loss	$(59,552)	$(79,031)	$(145,121)	$(216,360)

Loss per share, basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Weighted average shares, basic and diluted	7,400,000	7,950,000	7,400,000	7,950,000

The accompanying notes are an integral part of these unaudited financial statements.

F-3

LIVE, INC. STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT) JUNE 30, 2018 (Unaudited)
	Common Stock
	Shares	Amount	Additional Paid In Capital	Common Stock to be Issued	Accumulated Deficit	Total
Balance, December 31, 2017 (restated)	7,950,000	$796	$359,853	$73,334	$(997,595)	$(563,612)
Common stock issued for services	-	-	-	13,750	-	13,750
Common stock issued for services – related party	-	-	-	13,750	-	13,750
Net Loss	-	-	-	-	(216,360)	(216,360)
Balance, June 30, 2018	7,950,000	$796	$359,853	$100,834	$(1,213,955)	$(752,472)

LIVE, INC. STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT) JUNE 30, 2019 (Unaudited)
	Common Stock
	Shares	Amount	Additional Paid in Capital	Common Stock to be Issued	Treasury Stock	Accumulated Deficit	Total
Balance, December 31, 2018	7,400,000	$791	$417,200	$64,845	$(50)	$(1,016,549)	$(533,763)
Common stock issued for services	-	-	-	2,034	-	-	2,034
Common stock issued for services – related party	-	-	-	13,750	-	-	13,750
Net Loss	-	-	-	-	-	(145,121)	(145,121)
Balance, June 30, 2019	7,400,000	$791	$417,200	$80,629	$(50)	$(1,161,670)	$(663,100)

The accompanying notes are an integral part of these unaudited financial statements.

F-4

LIVE, INC. STATEMENTS OF CASH FLOWS (Unaudited)

	For the Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:

Net loss	$(145,121)	$(216,360)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation – related party	13,750	13,750
Stock based compensation	2,034	13,750
Changes in assets and liabilities:
Prepaid	(1,786)	—
Accounts payable	25,034	405
Accrued interest – related party	10,094	9,972
Accrued compensation– related party	64,999	85,868
Accrued compensation	—	51,971
Net cash used in operating activities	(30,996)	(40,644)

Cash flows from investing activities:
Software development	(18,000)	—
Net cash used in investing activities	(18,000)	—

Cash flows from financing activities:
Loan from an officer	160,000	—
Net cash provided by financing activities	160,000	—

Net increase (decrease) in cash	111,004	(40,644)

Cash, beginning of period	256,407	306,137

Cash, end of period	$367,411	$265,493

Supplemental Disclosures:
Interest paid	$—	$—
Income taxes paid	$—	$—

The accompanying notes are an integral part of these unaudited financial statements.

F-5

LIVE, INC.

Notes to Financial Statements

June 30, 2019

(Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Nature of Business

Live, Inc. (The “Company”), formerly known as Taluhu Inc. was organized on September 6, 2016, under the laws of the State of California. On September 29, 2016 the Company changed its name from Taluhu Inc. to Live Inc. We are cloud based broadcasting network. Each channel will deliver content circumscribed by a specific theme, such as personal health care, do-it-yourself topics, business formation and management, among others. Content will be provided by one or more providers who will produce and deliver the content on one of our channels. The content will be subscribed by individual viewers for a fee. We will receive an agreed percentage of the fees. Our offices are located at 315 Montgomery Street, 9th Floor, San Francisco, CA 94104.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the full year ending December 31, 2019. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes for the year ended December 31, 2018.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. This new guidance will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual reporting periods, and early adoption is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – SOFTWARE DEVELOPMENT

During the six months ended June 30, 2019, the Company began to capitalize costs incurred for the development of its software programs to be used in its revenue generating operations. As of June 30, 2019, the Company has capitalized $18,000.

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NOTE 4 - GOING CONCERN

The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $1,161,670 at June 30, 2019, had a net loss of $145,121 and net cash used in operating activities of $30,996 for the six months ended June 30, 2019. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 5 - RELATED PARTY

On July 31, 2017, the Company executed a promissory note with Keith Wong, CEO for $200,000. The note accrues interest at a rate of 10% per annum and is due on demand. As of June 30, 2019, there is $40,000 of accrued interest on this note.

On June 21, 2019, the Company executed a promissory note with Keith Wong, CEO, for $160,000. The loan is unsecured, accrues interest at 4%, compounded quarterly, and is due on demand. As of June 30, 2019, there is $175 of accrued interest on this note.

During the six months ended June 30, 2019, the Company granted 125,000 shares of common stock to its CEO for services rendered, for total non-cash expense of $13,750. Since the Company’s common stock is not currently trading shares were issued at the price of shares sold to third parties of $0.11. As of June 30, 2019, the shares have not yet been issued by the transfer agent, and have been credited to common stock to be issued.

NOTE 6 – COMMON STOCK

Pursuant to the terms of a consulting agreement dated November 1, 2018, the Company granted 74,000 shares of common stock for services. The shares vest equally over twenty-four months. During the six months ended June 30, 2019, 18,498 shares have vested for total non-cash compensation expense of $2,035. As of June 30, 2019, the shares have not yet been issued by the transfer agent and have therefore been credited to common stock to be issued.

Refer to Note 4 for related party equity transactions.

NOTE 7 - SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

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PROSPECTUS

This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this Prospectus.

The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this Prospectus.

739,645 Shares

Live Inc.

Common Stock

________________, 2019

 Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Registration fee	$303
*Accounting fees and expenses	25,000
*Legal fees and expenses	25,000
*Transfer agent fees	2,500
*Blue Sky fees and expenses	5,000
*Miscellaneous expenses	2,500
Total	$60,303

*Indicates expenses that have been estimated for filing purposes.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article VI of its By-laws, the Company to the maximum extent permitted by the California General Corporation Law, has power to indemnify each of its agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation, and will have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this Form S-1, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs.

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In October 2016, the Company sold 69,000 shares of common stock to Keith Wong, the Company’s current Chief Executive Officer and Chief Financial Officer, for cash proceeds of $69,000.

On December 22, 2016, the Company issued a total of 7,713,632 shares of common stock to twelve persons under consulting agreements with the Company. Of that amount, Keith Wong received 7,066,360 shares and a former officer received 500,000 shares. On the same date, the Company issued a total of 56,368 common shares to 8 persons for cash consideration of $24,000 and 69,000 shares of common stock to Keith Wong for cash consideration of $69,000.

In July and August 2017, the Company sold a total of 111,000 shares of common stock to Mr. Wong for total cash proceeds of $111,000.

The foregoing issuances of securities were issued in reliance upon the exemption from registration provided by section 4(a)(2) under the Securities Act of 1933 as amended (the “Act”) and Regulation D promulgated thereunder. Each shareholder is a sophisticated investor and has a pre-existing relationship with the Company and each certificate bears a restrictive legend which sets for the restrictions on transfer under the Act.

ITEM 16. EXHIBITS

3.1	Articles of Incorporation and Certificate of Amendment of the Company.(1)
3.2	By-Laws of the Company.(1)
5.1	Opinion of Daniel H. Luciano, Attorney at Law.(1)
10.1	Consulting Agreement dated September 1, 2016 by and between Keith Wong and the Company, as amended by the First Amendment and the Second Amendment.(1)
10.2	Consulting Agreement dated September 1, 2016 by and between David Talbot and the Company, as amended by the First Amendment and the Second Amendment.(1)
10.3	Business Purchase Agreement by and between the Company and David Talbot dated October 1, 2018. (1)
10.4	Promissory note dated July 31, 2017 in favor of Mr. Keith Wong.(1)
10.5	Representation Agreement dated March 2017 by and between Live Inc. and ABS-CBN Corporation.(1)
10.6	Consulting Agreement by and between Norman Klein and the Company dated November 1, 2018. (1)
23.1	Consent of Michael Gillespie & Associates, PLLC.*
23.2	Consent of Daniel H. Luciano, Attorney at Law (included in Exhibit 5.1).(1)
99.1	Form of Subscription Agreement.(1)

* Filed herewith.

(1) Filed as an exhibit to the Company’s Form S-1 filed on March 5, 2019.

Exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 17. UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

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iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, Arizona on August 26, 2019.

Live Inc.

/s/Keith Wong

By: Keith Wong, President, CEO, Principal Executive Officer, Treasurer, Chairman, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Keith Wong By: Keith Wong	President, CEO, Principal Executive Officer, Treasurer, Chairman, Principal Financial Officer and Director	August 26, 2019

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